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                                                                    EXHIBIT 10.8

                            GUARANTEED MAXIMUM PRICE
                             CONSTRUCTION AGREEMENT


         This GUARANTEED MAXIMUM PRICE (GMP) CONSTRUCTION AGREEMENT (this "Agreement") is dated this 8th day November 1999 between [OPRYLAND HOTEL - FLORIDA, L.P.] Opryland Hospitality Group One Gaylord Drive, Nashville, TN 37214, a Gaylord Entertainment Company ("Owner"), and Perini/Suitt, a joint venture, 151 Southhall Lane, Suite 210, Maitland, FL 32751 ("Contractor"), a General Contractor.

                                    RECITALS

         The owner is developing the Project (as defined below) and wishes to engage Contractor to act as the General Contractor to assist in such development and to perform certain other duties, all on the terms and conditions set forth in this Agreement.


                                    ARTICLE 1
                                   DEFINITIONS

1.1 BASIC DEFINITIONS. Certain capitalized terms are defined throughout this Agreement. In addition, when used herein, the following terms shall have the meanings provided below:

         1.1.1 "ARCHITECT" means Hnedak Bobo Group, 104 South Front Street, Memphis, TN 38103.

         1.1.2 "CONTRACT DOCUMENTS" shall mean this Agreement, the Drawings, the Specifications, other documents listed in this Agreement, and Modifications executed after the date of this Agreement.

         1.1.3 "DRAWINGS" means the graphic and pictorial portions of the Contract Documents, wherever located and whenever issued, showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams, a copy of which is set forth in Exhibit A.

         1.1.4 "MODIFICATION" means (i) a written amendment to this Agreement signed by both parties, (ii) a Change Order, (iii) a Construction Change Directive or (iv) a written order for a minor change in the Work issued by the Architect. Unless specifically enumerated in the Agreement, the Contract Documents do not include other documents such as bidding requirements (advertisement or invitation to bid, instructions to bidders, sample forms, the Contractor's bid or portions of addenda relating to bidding requirements).

         1.1.5 "PROJECT" means Opryland Hotel Florida, consisting of: approximately 65.3 acre property with two acre lake at entrance and a Project total of approximately 2,056,000 sf. including 135,286 sf of Glazed Atriums and 400,000 sf of Meeting and Pre-Function space with 178,000 sf exhibition, two ballrooms (50,000 sf and 30,000 sf) with a 35'x90' fully equipped stage in the larger ballroom and over 45 break out meeting rooms; 1404 guest rooms and suites; three specialty restaurants, lobby lounge and piano lounge; 15,000 sf of retail space; 14 executive meeting and board rooms in the hotel; two outdoor swimming pool areas with cabanas and pool food and beverage


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venue; 20,000 sf full service spa and fitness center; interior atriums, restaurants, retail and public spaces will be of themed construction; BOH (Back of House) and service areas to support this facility; 2,422 +/- car surface parking area.

         1.1.6 "PROJECT MANUAL" means the volume to be assembled for the Work, which shall include, at a minimum, the bidding requirements, sample forms, and Specifications, administrative procedures and such other information as the Owner may deem necessary.

         1.1.7 "SPECIFICATIONS" means that portion of the Contract Documents consisting of the written requirements for materials, equipment, construction systems, standards and workmanship for the Work, and performance of related services, a copy of which are set forth in Exhibit A.

         1.1.8    "SUBSTANTIAL COMPLETION" shall be as described in Paragraph
10.8.

1.1.9 "WORK" means the construction and services required to construct the Project as specified by the Contract Documents, whether completed or partially completed, and includes all other labor, materials, equipment and services provided or to be provided by the Contractor to fulfill the Contractor's obligations.

1.2 OTHER TERMS. Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

                                   ARTICLE 2.
                                  GENERAL TERMS

2.1 THE WORK OF THIS CONTRACT. The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

2.2 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION. The date of commencement of the Work shall be the date specified by the Owner in a written notice delivered to the Contractor, regardless of any delay thereafter by the Contractor in actually commencing the Work. If, prior to the commencement of the Work, the Owner requires time to file mortgages, mechanic's liens and other security interests, the Owner's time requirement shall be as follows: The Contractor shall achieve Substantial Completion of the entire Work on December 1, 2001. Except for, force majure, as permitted in this agreement, in Paragraph
9.1.3 (I through vi) contractor substantiates that in no event shall Substantial Completion be no later than December 31, 2001. The "Contract Time" shall mean the period of time from the date of commencement to Substantial Completion.

         2.3 GUARANTEED MAXIMUM PRICE (GMP). For all Work performed and services rendered by Contractor with respect to the Work. The Owner agrees to pay Contractor an amount equal to the total of the Cost of the Work, plus the Contractor's Fee, but in no event will the compensation paid by the Owner to Contractor for the Work be an amount in excess of _____________ (the Guaranteed Maximum Price or "GMP"), subject to additions or deductions by Change Order as provided in the Contract Documents. GMP documents shall be defined as not less than 75% construction documents for all disciplines, including interior design. Owner and Contractor acknowledge that, as of the date of this Agreement, the parties have not finalized all materials and information necessary to finalize the GMP for the Project.


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         The parties acknowledge that the GMP for the Project is anticipated to be finalized in a range of $274,000,000 to $277,000,000. The parties agree to continue to negotiate in good faith to finalize the GMP within 45 days from the date of issuance of 75% GMP documents. Once the final GMP, within the range set forth above, has been agreed to by the parties, this contract shall be amended to incorporate the final GMP. In no event will the Owner be obligated to pay Contractor the full GMP unless the Cost of the Work is equal to or in excess of the GMP. The GMP may also be referred to in the Contract Documents as the Contract Sum. Costs which would cause the GMP to be exceeded will be paid by the Contractor without reimbursement by the Owner. 2.3.1 The GMP includes consideration of $10,000.00 paid by the Owner to Contractor in exchange for Contractor's commitment to undertake the indemnification obligations contained in the Agreement. The parties acknowledge that they understand the extent of the indemnification and that the specific consideration paid by the Owner is fair and adequate consideration for indemnity and is considered paid in the Owner's first installment of the Contract Sum payable under this Agreement.

         2.3.2 CONTRACTOR'S FEE. Contractor's fee and general conditions for the Work will be a fixed amount of $18,800,000, less any OCIP credits and permit fees, and includes all of Contractor's overhead and profit for the project as well as the general conditions requirements as outlined in the specifications. Contractor will include in each monthly progress Application for Payment a line item for an equal portion of the percent complete of work for that period of its Contractor's Fee over the term of the Agreement.

         2.3.3 CONTINGENCY. An amount equal to 2% of the cost of work is to be used as contingency and will be held outside of the GMP. Contingency will be used to cover additional, unanticipated or other unestimated costs which are necessary to complete the Work, however, the Contingency will not be used for any additional costs associated with performing Changes to the Work. The Owner has the right to determine the allocation of the Contingency and Contingency will not be used without the written authorization of the Owner. Upon completion of the Work, should there be any remaining Contingency, it will be credited to the Owner and will not be subject to any Shared Savings to Contractor.

                  2.3.3.1 Contractor shall be allowed to utilize any buyout contingencies within the GMP to be used at their discretion to cover items not clearly defined but implied on drawings issued not 100% completed, missed scope, or discrepancies as noted in paragraph 4.1.4.1, special conditions not specified, etc. Any savings accrued shall be per paragraph 2.3.4.

         2.3.4 SHARED SAVINGS. Upon completion of the Work if the total cost of the Work is less than the final GMP (taking into account any adjustments made during the term of the Agreement), the Owner and Contractor will be entitled to share this savings as follows. Contractor will receive an amount equal to 25% of the difference between the actual cost of the Work and the final GMP. The first $200,000.00 of any savings shall be applied to any preconstruction costs over the agreed $275,000.00 before the shared 25% is calculated. Contractor's portion of these Shared Savings will be added to Contractor's Fee, as part of Contractor's Final Payment.

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         2.3.5    INCENTIVES. It is the Owners intent for the Contractor to
         manage this project in a safe, organized and claim free environment, and the Owner is willing to offer to the Contractor incentives based on savings accrued in the OCIP and Subguard programs.

                  2.3.5.1 OCIP. Based on the safety performance of the Contractor and Subcontractors, if, at the end of the Project there are minimal losses or claims, and if the Owner realizes 90% of the potential OCIP projected savings, then the Owner will reimburse to the Contractor $450,000.00.

                  a. If at the end of the Project the Owner realizes savings less than the 90%, then for each percentage increment of potential OCIP savings below 90%, the Contractors share of savings shall also be reduced by the same percentage and be deducted from the total of $450,000.00.

                  b. In the event of any major lost time accident that reduces the Owners potential OCIP savings to 50% or less, then the Contractor will not receive any reimbursement.

                  2.3.5.2. SUBGUARD. Based on the performance of the Contractor to professionally manage the construction administration of the Project, to minimize any cost exposure, claims, and the Owner realizes 90% of the potential Subguard projected savings, the Owner will reimburse to the Contractor $450,000.00.

                  a. If at the end of the Project, the Owner realizes savings less than the 90% as in stated in paragraph 2.3.5.2, then, for each percentage increment of potential Subguard savings below 90%, the Contractors share of savings shall also be reduced by the same percentage and be deducted from the total $450,000.00.

                  b. In the event of any major claim, from either the Contractor, subcontractors or vendors, that reduces the Owners potential Subguard savings to 50% or less, then the Contractor will not receive any reimbursement.


                  2.3.5.3. BONUS. If the Contractor has achieved Substantial Completion, as defined in paragraph 10.8, of the Convention Center and related BOH (Back of House) support areas, by April 15, 2001, then the Owner shall pay a bonus of $350,000.00 to the Contractor. If the Contractor fails to achieve Substantial Completion by the date stated herein, then the Owner has the option not to pay the bonus and will enforce the liquidated damages as stated in paragraph 2.3.6.

                  a. If the Contractor fails to achieve the overall Project Substantial Completion of December 31, 2001, but has achieved Substantial Completion of the Convention Center, the Owner has the option to reject the bonus for the Convention Center and enforce the liquidated damages as stated in paragraph 2.3.6.

                  b. If the Contractor fails to achieve the overall Substantial Completion and beyond, which delays the Owner from opening the Hotel on February 2,2002, the Contractor will not be allowed any shared savings or bonus, except for Convention Center Bonus if achieved, whatsoever, and the Owner will enforce the liquidated damages as stated in


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         paragraph 2.3.6.

                  2.3.5.4. If Contractor is due any shared savings or bonus monies, the Owner shall make 75% payment within ninety (90) days of substantial completion, and on the last day of the one year warranty period of Substantial Completion pay the remainder.

         2.3.6 LIQUIDATED DAMAGES. Since the actual damages to the Owner as a result of the Contractor's failure to achieve Substantial Completion of the Work by the Substantial Completion Date are difficult or impossible to determine, the Contractor shall pay the Owner $20,000 per calendar day for the Convention Center, if not substantially complete by April 15, 2001, and $10,000 per calendar day for the entire Project, if not substantially complete by December 1, 2001, up to February 2, 2002, after the Substantial Completion Date, as it may be extended, for every day the Work is not substantially completed, as liquidated damages, in lieu of actual damages related solely to a delay in Substantial Completion. If the Contractor fails to achieve the overall Substantial Completion date, which delays the Hotel opening of February 2, 2002, then the Contractor shall pay the Owner $20,000 per day, as liquidated damages for each day the Hotel cannot be in substantial operation. Contractor's total liability for liquidated damages shall not exceed Three Million and No/100 ($3,000,000.00) Dollars.

2.4      PROGRESS PAYMENTS.

         2.4.1 Based upon Applications for Payment (as defined in Paragraph 10.3) submitted to the Architect by the Contractor and certificates for payment issued by the Architect, the Owner shall make progress payments on account of the GMP to the Contractor. The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

         2.4.2 Provided that a Certificate of Payment (as defined in Paragraph 10.4) is received by the Owner not later than the 25th day of a month, the Owner shall make payment to the Contractor not later than the 10th day of the following month. If a Certificate of Payment is received by the Architect after such date, payment shall be made by the Owner not later than 14 days after the Architect issues the certificate of payment with respect to such application.

         2.4.3 Applications for payment shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by such Application for Payment. Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

                  2.4.3.1 Take that portion of the GMP properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the GMP allocated to that portion of the Work in the Schedule of Values (as defined in Paragraph 10.2), less retainage of 10%. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included. The retainage for the Fixed Fee and General Conditions shall be 5%.

                  2.4.3.2 Add that portion of the GMP properly allocable to materials and equipment delivered and suitably stored at the Project site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the Project site at a location agreed upon in writing), less retainage of 10 %.


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                  2.4.3.3  Subtract the aggregate of previous payments made by the Owner.

                  2.4.3.4 Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 10.5.

         2.4.4 The progress payment amount determined in accordance with Subparagraph 2.4.4 shall be further modified under the following circumstances:

                  2.4.4.1 Upon Substantial Completion, of the entire Project, a sum sufficient to increase the total payments to the full amount of the GMP, less such amounts as the Architect and the Owner shall determine for incomplete Work, retainage applicable to such work, unsettled claims and in accordance with Paragraph 2.3.

                  2.4.4.2 Add, if final completion of the Work is thereafter materially delayed through no fault of the Contractor, any additional amounts payable in accordance with Subparagraph 10.10.3.

         2.4.5 Reduction or limitation of retainage, if any, shall be as follows: 10% retainage shall be held until both time and cost to complete attains 50% of the GMP, at such time no other monies will be withheld. At Substantial Completion retainage will be reduced to 2.5% of the GMP. The Owner reserves the right to withhold any reduction "partial or full" if any portion of the Project is behind schedule, or any portions of the Work are deemed unacceptable. The Owner will consider the reduction and/or release of retainage on a case by case basis during the course of construction.

         2.4.6 Except with the Owner's prior written approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the Project site.

2.5 FINAL PAYMENT. Final Payment, constituting the entire unpaid balance of the GMP, shall be made by the Owner to the Contractor when the Contractor has fully performed the Contract except for the Contractor's responsibility to correct Work as provided in Subparagraph 13.2.2, a final Certificate for Payment has been issued by the Architect and the Contractor has otherwise satisfied the conditions of Paragraph 10.10.

                                    ARTICLE 3
                                      OWNER

3.1      INFORMATION AND SERVICES REQUIRED OF THE OWNER.

         3.1.1 The Owner upon reasonable written request shall furnish to the Contractor in writing information which is necessary and relevant for the Contractor to evaluate, give notice of or enforce mechanic's lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, and the Owner's interest therein at the time of execution of the Agreement and, within five days after any change, information of such change in title, recorded or unrecorded.

         3.1.2 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the Project site of the Project, and a legal description of such site.


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         3.1.3    Except for permits and fees which are the responsibility of the Contractor under the Contract Documents, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities. The Owner, through the Contractor, shall secure and pay for the building permit.

3.2 OWNER'S RIGHT TO STOP THE WORK. If the Contractor fails to correct Work which is not in accordance with the requirements of the Contract Documents as required by Paragraph 13.2 or fails to carry out Work in accordance with the Contract Documents, the Owner, by written order, may order the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity.

3.3 OWNER'S RIGHT TO CARRY OUT THE WORK. If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Contractor the cost of correcting such deficiencies, including compensation for the Program Manager and Architect and their respective consultants and Contractors additional services and expenses made necessary by such default, neglect or failure. If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.

                                    ARTICLE 4
                                   CONTRACTOR

4.1      REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR.

         4.1.1 The Contractor shall, prior to commencement of the work and continuously throughout the performance of the work, carefully study and compare the Contract Documents with each other and with information furnished by the Owner pursuant to Subparagraph 3.2.2 and shall at once report to the Program Manager and Architect errors, inconsistencies or omissions discovered. The Contractor shall not be liable to the Owner, Program Manager or Architect for damage resulting from errors, inconsistencies or omissions in the Contract Documents unless the Contractor recognized or in the exercise of reasonable care should have recognized such error, inconsistency or omission and failed to report it to the Program Manager and Architect. If the Contractor performs any construction activity when it knows or in the exercise of reasonable care should have known such performance involved an error, inconsistency or omission in the Contract Documents without such notice to the Program Manager and Architect, the Contractor shall assume responsibility for such performance and shall bear an appropriate amount of the attributable costs for correction.

         4.1.2 The Contractor shall take field measurements and verify field conditions and shall carefully compare such field measurements and conditions and other information known to the Contractor with the Contract Documents before commencing activities. Errors, inconsistencies or omissions discovered shall be reported in writing to the Program Manager and Architect at once.


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         4.1.3    The Contractor shall perform the Work in accordance with the
Contract Documents and submittals approved pursuant to Paragraph 4.10.

         4.1.4 The Contractor represents that the Contractor, Subcontractors, material and equipment suppliers have compared the Drawings, Specifications and OHG standards and have compared and reviewed all general and specific details on the original drawings and specification, and made site observations as necessary, and that all known or discovered conflicts, discrepancies, errors and omissions, have been either corrected or clarified prior to issuance of 100% complete Documents. Contractor is aware of the importance of document coordination and acknowledges that Contractor and Subcontractors will not be allowed any change orders for field coordination issues relating to document review per this paragraph.

                  4.1.4.1 The Owner acknowledges that the documents are not 100% complete and it is the Owners intent not to change the design concept as indicated on the documents. Not withstanding the foregoing, it is the intent of the contract documents to describe a functionally complete facility, and it is intended that contractor shall furnish all labor, materials, tools, equipment and other items necessary for the proper execution and completion of the work in accordance therewith, including all work incidental to or reasonably inferable from the contract documents as being necessary to produce the intended results, unless it is specifically indicated in the contract documents that such work is to be performed by others, and to complete the work in a satisfactory manner, ready for use, occupancy and operation by Owner. Not withstanding anything in this contract to the contrary, in no event shall Contractor be liable for failure of the Architect to meet its professional design responsibility.

         4.1.5 Based on known conditions and representations set forth in this Contract, Contractor represents that the Guaranteed Maximum Price represents the total cost for completion of the Work and therefore, the Contractor's review and comparison of the specifications has taken into consideration the total and complete Work with respect to 4.1.4 above.

         4.1.6 Should contractor knowingly fail to report in writing any error in the Contract documents or, having reported an error, fail to wait for the Owner or Architects instructions prior to proceeding with the Work, then any work performed by or on behalf of Contractor will be at Contractor's own risk and expense, and Contractor will be liable for all damages and corrective action resulting from its action. Further, any defective Work performed by or on behalf of Contractor as a result of an undiscovered error in the Contract Documents, which a reasonably prudent Contractor should have discovered will be at Contractor's own risk and expense, and Contractor will be liable for all damages and corrective action resulting from its action.

4.2      SUPERVISION AND CONSTRUCTION PROCEDURES.

         4.2.1 The Contractor shall supervise and direct the Work, using the Contractor's best skill and attention. The Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under this Contract, as provided in Subparagraphs 5.3.2.2 and 5.3.2.3.

         4.2.2 The Contractor will employ, during the Project's progress an adequate and appropriate number of staff to successfully execute the Work. This staff will include, but not be limited to a Project Manager, Project Superintendent, Safety Representative and other assistants and supervisory personnel as are approved in writhing by the owner. Contractor will designate a sufficient number of representatives and that there will be at least two authorized representatives on


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the Project Site at all times during which the Work is being performed. Any personnel whether specifically named in the Agreement or approved by the Owner and upon the Owner's demand will be replaced by another person satisfactory to the Owner, and none will be removed or changed in status without the Owners written approval. The Project Manager, Project Executive, Project Manager or Superintendent will represent the Contractor and all directions given to them will be binding. Contractor may request confirmation of directions in writing. If a replacement is necessary as described in this subparagraph, it will not be considered a change in Work or claim for extra compensation.

         4.2.3 The Contractor agrees and certifies to the Owner that following key personnel, currently in the employ of the Contractor, shall be committed to this Project until Substantial Completion or as otherwise agreed to in writing by the Owner. These personnel are: Project Executive Sam Sabin; Preconstruction Manager Mark Weishaar, Contract Manager Val Hanson; Project Manager Convention Center Bob Ryan, Project Manager Hotel Charlie Grainger, General Superintendent Larry Ryan, Hotel Superintendent Jerry Lee Peterson, Convention Center Superintendent Tom Beech, MEP Coordinators Duane Ford, Pete Butterowe, Bob Murphy, VP Field Operations Mark Caspers. The Contractor shall submit an organization chart reflecting the persons listed in this agreement showing the reporting relationships and responsibilities. (Exhibit _______)

         4.2.4 The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Program Manager or Architect in their administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Contractor.

         4.2.5 The Contractor shall inspect portions of the Project related to the Contractor's Work in order to determine that such portions are in proper condition to receive subsequent Work.

         4.2.6 Contractor will be responsible to the Owner for the acts and omissions of its employees. It will also be responsible to the Owner for the acts and omissions of its Subcontractors of any tier, their agents and employees, and of other persons performing any of the Work, in the same manner as if they were the acts and omissions of persons directly employed by Contractor.

         4.2.7 Further, notwithstanding the fact that a dispute, controversy or other question may have arisen between the parties relating to the execution or progress of the Work the interpretation of the Contract Documents, the payment of any monies, the delivery of any materials or any other matter whatsoever, Contractor will not be relieved of its obligations to perform and otherwise complete the Work in a timely manner or to otherwise perform in accordance with the Contract Documents, pending the determination of such dispute, controversy or other question.

4.3 LABOR AND MATERIALS. Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work. The Contractor shall enforce strict discipline and good order among the Contractor's employees and other persons carrying out the Contract. The Contractor shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

4.4 WARRANTY. The Contractor warrants to the Owner, Program Manager and Architect that materials and equipment furnished under the Contract will be of good quality and new, unless


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otherwise required or permitted by the Contract Documents, that the Work will be free from defects not inherent in the quality required or permitted, and that the Work will conform with the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered defective. The Contractor's warranty obligations shall extend for a period of one year from the date of substantial completion of the work to be performed and excludes remedy for damage or defect caused by abuse, modifications not made or authorized by the Contractor or its agents, employees or Contractors, improper or insufficient maintenance, improper operation, or normal wear and tear under normal usage. If required by the Owner, Program Manager or Architect, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment. Contractor makes no other warranties, express or implied.

4.5 ACCEPTANCE OF DEFECTIVE OR NON-CONFORMING WORK. If the Owner prefers to accept defective or non-conforming Work, it may do so instead of requiring its removal and correction, in which case an appropriate amount will be offset against any amounts then or thereafter due to Contractor; or, if the appropriate amount of offset is determined after final payment (or if there is not then or thereafter due to Contractor an amount sufficient to cover the offset available to the Owner, Contractor will, upon demand, pay the appropriate amount (of the difference after offset, as applicable) to the Owner.

4.6      PERMITS, FEES AND NOTICES.

         4.6.1 Except for the building permit, Contractor shall secure and pay for all permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work which are customarily secured after execution of the Contract and which are legally required when bids are received or negotiations concluded.

         4.6.2 The Contractor shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities bearing on performance of the Work. Contractor shall also comply with Factory Mutual Standards bearing on the conduct of this Work. The Contractor shall be responsible for any and all damages incurred by the Owner resulting from the Contractor's failure to comply with said laws, ordinances, codes and regulations.

         4.6.3 If the Contractor observes that portions of the Contract Documents are not in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations, the Contractor shall promptly notify the Program Manager, Architect and Owner in writing, and necessary changes shall be accomplished by appropriate Modification. If the Contractor performs Work knowing it to be contrary to laws, statutes, ordinances, building codes, and rules and regulations without such notice to the Program Manager, Architect and Owner, the Contractor shall assume full responsibility for such Work and shall bear the attributable costs.

4.7      ALLOWANCES.

         4.7.1 The Contractor shall include in the Contract Sum all allowances stated in the Contract Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities against which the Contractor makes reasonable objection.

         4.7.2 Unless otherwise provided in the Contract Documents, (i) materials and equipment under an allowance shall be selected by the Owner to avoid delay in the Work; (ii) allowances shall cover the cost to the Contractor of materials and equipment delivered at the Project site and all required taxes, less applicable trade discounts unless installation costs are specified as part of the allowance; (iii) Contractor's costs for unloading and handling at the Project site, labor, installation costs and other expenses contemplated for stated allowance amounts shall be included in the Contract Sum and not in the allowances.

         4.7.3 Contractor acknowledges that the inclusion of the Allowances will not be considered to mean that Contractor is entitled to receive payment in the same amount nor will it be subject to any Shared Savings to Contractor, if any. Contractor will not be entitled to additional job and field overhead, general conditions, home office overhead, fee and/or profit due to an adjustment from the allowance amount to the actual Direct Cost of the allowance item. The Contract Documents provide that, after a firm price is agreed upon between the Owner and Contractor from that portion of the Work at issue, an adjustment either up or down to the GMP (contract Sum) will be made equal to any difference between the specified allowance and the firm price.

         4.7.4    Allowance items are detailed in Exhibit ___ attached hereto.

4.8 SUPERINTENDENT. The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The superintendent shall represent the Contractor, and communications given to the superintendent shall be as binding as if given to the Contractor. 4.9 CONTRACTOR'S CONSTRUCTION SCHEDULE.

         4.9.1 The Contractor, within 30 days after being awarded the Contract, shall prepare and submit for the Owner's and Program Manager's approval a Contractor's Construction Schedule for the Work and shall cause the completion of the Work to comply with such schedule. (Included as part of this contract as Exhibit ______)Such schedule shall not exceed time limits current under the Contract Documents, shall be revised at monthly intervals as required by the conditions of the Work and Project, shall be related to the entire Project construction schedule to the extent required by the Contract Documents, and shall provide for expeditious and practicable execution of the Work. The Schedule shall be based on a Critical Path (CPM) bar chart analysis of construction activities and sequential operations needed for the orderly performance and completion of any separable parts of any and all Work in accordance with the Contract.

         4.9.2 The Construction Schedule shall be complete in all respects, covering, in addition to activities and interfaces with other Contractors at the site of Work, offsite activities such as design, fabrication, an allowance for normal weather delays, submittals, procurement and jobsite delivery of Contractor furnished material and equipment. The schedule shall be a Critical Path Method (CPM) type bar chart drawn to a time scale using precedence type diagramming or bar chart with sufficient detail to conform to the requirements outlined herein. In addition, the Contractor, within 30 days after being awarded the contract, shall submit a detailed written narrative description of its plan for performing the Work to meet the Construction Schedule.

         4.9.3    The Construction Schedule shall include the following:

                  (a) The location of each start and finish of activities by building;

                  (b) Activities showing schedule early/late start and early/late finish;

                  (c)      Brief description of each activity;

                  (d)      Relations between activities;

                  (e) Indication of activities with less than one (1) month of float;

                  (f)      contractual and other major milestones.

         4.9.4 The original submittal of the CPM Schedule or Bar Chart and each periodic monthly update of same shall be accompanied by a separate listing of all activities on the Schedule which shall include the following:

                  (a) A listing of all activities by activity description, each identified by mode or activity number;

                  (b)      The duration of each activity;

                  (c)      Earliest start and finish dates for each activity;

                  (d)      Latest start and finish dates for each activity;

                  (e)      Float time for each activity;

                  (f) As each duration, start date, finish date and float times of each activity become actual, it shall be noted as such on the periodic monthly update of the activities listing;

                  (g) As each activity is completed, it shall be noted as such on the periodic monthly update of the activities listing.

         4.9.5 The Contractor shall cooperate with the Program Manager in scheduling and performing the Contractor's Work to avoid conflict, delay in or interference with the Work of Other Contractors or the construction or operations of the Owner's agents, employees and Contractors. The Contractor shall incorporate into the schedule, the Owners area turnover milestones as noted in the Owners construction turnover schedule dated July 26, 1999 in Exhibit -------.

         4.9.6 Float or slack time associated with one chain of activities is defined as the amount of time between earliest start date and latest start date or between earliest finish date and latest finish date for such activities, as described in an approved Schedule for the Work, including any revisions or updates to the Schedule. Float time, as identified in this Paragraph, shall be neither to the benefit of the Owner or the Contractor, but shall be deemed for the beneficial use of the project, subject to the provisions as outlined in the Project specifications dated October 20, 1999, Section 01325. The Contractor agrees that the Project shall receive the benefit of any float, and delays to construction activities which do not affect the overall completion of the Work shall not entitle the Contractor to an extension of the Contract Substantial Completion date.

         4.9.7 The Contractor shall prepare and keep current, for the Program Manager's and Architect's approval, a schedule of submittals which is coordinated with the Contractor's Construction Schedule and allow the Program Manager and Architect reasonable time to review submittals.

         4.9.8 The Contractor shall promptly inform Owner, in writing of any proposed change in the Schedule and narrative and shall furnish Owner with a revised Schedule and narrative within (10) calendar days after approval by Owner of such change. The Schedule, activities listing and narrative shall be kept current, taking into account the actual progress of Work and shall be updated and submitted to the Owner every thirty (30) calendar days. The revised Schedule, activities listing and narrative shall be sufficient to meet the requirements for the completion of the separable parts of any and all Work as set forth in the Contract. Monthly Progress Pay Requests will not be approved until the receipt by the Owner of these updates.

4.10     DOCUMENTS AND SAMPLES AT THE PROJECT SITE.

         4.10.1 The Contractor shall maintain at the Project site for the Owner one record copy of the Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record changes and selections made during construction, and in addition approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to the Program Manager, Architect and Owner and shall be delivered to the Program Manager for submittal to the Owner upon completion of the Work.

         4.10.2   When used herein:

                  4.10.2.1 "Shop Drawings" shall mean drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work;

                  4.10.2.2 "Product Data" shall mean illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work; and

                  4.10.2.1 "Samples" shall mean physical examples, which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

         4.10.3 Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required the way the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents.

         4.10.4 The Contractor shall review, approve and submit to the Program Manager and Architect, in accordance with the schedule and sequence approved by the Program Manager and Architect Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents. Submittals made by the Contractor, which are not required by the Contract Documents, may be returned without action by minor change in the work or Change Order.

         4.10.5 The Contractor shall not perform any portion of the Work requiring submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect. Such Work shall be in accordance with approved submittals.

         4.10.6 By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, the Contractor represents that the Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

         4.10.7 The Contractor shall not be relieved of responsibility for deviations, errors or omissions from requirements of the Contract Documents by the Architect's approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Architect in writing of such deviation at the time of submittal and the Architect has given written approval to the specific deviation.

         4.10.8 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Program Manager and Architect on previous submittals.

         4.10.9 Informational submittals upon which the Program Manager and Architect are not expected to take responsive action may be so identified in the Contract Documents.

         4.10.10 ,The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Contractor needs to provide such services in order to carry out the contractor's responsibilities for construction means, methods, techniques, sequences and procedures. The Contractor shall not be required to provide professional services in violation of applicable law. If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Owner and the Architect will specify all performance and design criteria that such services must satisfy. The Contractor shall cause such services or certifications to be provided by a provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Work designed or certified by such professional, if prepared by others, shall bear such professional's written approval when submitted to the Architect. The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals, provided the Owner and Architect have specified to the contractor all performance and design criteria that such service must satisfy. Pursuant to this Subparagraph 3.12.10, the Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Contractor shall not be responsible for the adequacy of the performance or design criteria required by the Contract Documents.

4.11 USE OF SITE. The Contractor shall confine operations at the Project site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the Project site with Materials or equipment. The Contractor shall coordinate the Contractor's operations with, and secure the approval of, the Program Manager and Owner before using any portion of the Project site and/or any adjacent off-site staging areas.


4.12 CUTTING AND PATCHING. The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly. The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner's agents, employees and Contractors or of Other Contractors by cutting, patching, excavating or otherwise altering such construction. The Contractor shall not cut or otherwise alter such construction by the Owner or the Owner's agents or Contractors without the written consent of the Program Manager and Owner.

4.13 CLEANUP. The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor's tools, construction equipment, machinery and surplus materials. If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Contractor.

         4.13.1 Final Clean-Up. Prior to Substantial Completion, the Contractor shall employ experienced persons or a professional team to make a Final Clean-Up of the Project or such portions of the Project as the Owner may designate. Such Clean-Up shall leave all surfaces, equipment, finishes, fixtures, furnishings and other similar items in a condition requiring only ordinary care to maintain. The Contractor shall be responsible to reclean as directed any areas soiled or dirtied as a result of performing corrective or uncompleted Work.

4.14 ACCESS TO WORK. The Contractor shall provide the Owner, Program Manager and Architect access to the Work in preparation and progress wherever located and at any time during the course of construction.


4.15 ROYALTIES AND PATENTS. The Contractor shall pay all royalties and license fees. The Contractor shall defend suits or claims for infringement of patent rights and shall hold the Owner, Program Manager and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents. However, if the Contractor has reason to believe that the required design, process or product is an infringement of a patent, the Contractor shall be responsible for such loss unless such information is promptly furnished to the Architect and Owner.

4.16     INDEMNIFICATION.

         4.16.1 To the fullest extent permitted by law, the Contractor shall indemnify and hold harmless the Owner, Program Manager, Architect, Owner's, Program Manager's and Architect's consultants, contractors and agents and employees from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, for bodily injury (including death) or property damage (other than property to be insured by Owner) arising out of or resulting from performance of the Work, to the extent caused by negligent, willful or fraudulent acts or omissions of the Contractor, a Subcontractor, Sub-subcontractor or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Paragraph 4.16.

         4.16.2 In claims against any person or entity indemnified under this Paragraph 4.16 by an employee of the Contractor, a Subcontractor, Sub-subcontractor or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Paragraph 4.16 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor, a Subcontractor or Sub-subcontractor under workers compensation acts, disability benefit acts or other employee benefit acts.

         4.16.3 The obligations of the Contractor under this Paragraph 4.16 shall not extend to the liability of the Program Manager, Architect, their consultants, and agents and employees of any of them arising out of (i) the preparation or approval of maps, drawings, opinions, reports, surveys, Change Orders, designs or specifications, or (ii) the giving of or the failure to give directions or instructions by the Program Manager, Architect, their consultants, and agents and employees of any of them provided such giving or failure to give is the primary cause of the injury or damage.

4.17 OTHER CONTRACTORS. The Contractor shall cooperate with any other Contractors who contract with Owner in connection with the Project (the "Other Contractors").

4.18 Neither contractor nor its affiliates shall be liable for any consequential damages, whether based upon contract, negligence or other legal theory. This provision shall not limit Contractor's liability for liquidated damages expressly assumed under this Agreement.

                                    ARTICLE 5
                         ADMINISTRATION OF THE CONTRACT

5.1 MODIFICATION OF DUTIES. The duties, responsibilities and limitations of authority of the Program Manager and Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, and either the Program Manager or Architect, as applicable, which consent shall not be unreasonably withheld or delayed.

5.2 REPLACEMENT OF ARCHITECT OR PROGRAM MANAGER. In case of termination of employment of the Program Manager or Architect, the Owner shall appoint a replacement Program Manager or Architect, with the Contractor's consent, which shall not be unreasonably withheld or delayed, and whose status under the Contract Documents shall be that of the former Program Manager or Architect, respectively.

5.3      ADMINISTRATION OF THE CONTRACT

         5.3.1 GENERAL. The Program Manager and Architect will provide administration of the Contract as described in the Contract Documents, and will be the Owner's representatives (i) during construction, (ii) until final payment is due and (iii) with the Owner's concurrence, from time to time during the correction period described in Paragraph 13.2. The Program Manager and Architect will advise and consult with the Owner and will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents, unless otherwise modified by written instrument in accordance with other provisions of the Contract.

         5.3.2 PROGRAM MANAGER DUTIES. The Program Manager will have the following duties and responsibilities:

                  5.3.2.1 The Architect and Program Manager will monitor in general that the Work is being performed in accordance with the requirements of the Contract Documents, will keep the Owner informed of the progress of the Work, and will endeavor to avoid any defects or deficiencies in the Work.

                  5.3.2.2 The Contractor will provide for coordination of the activities of the Other Contractors with the Work of the Contractor.

                  5.3.2.3 The Contractor shall participate with Other Contractors and the Program Manager and Owner in reviewing their construction schedules when directed to do so. The Contractor shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement.

                  5.3.2.4 The Program Manager will assist the Contractor with the schedule and coordinate the activities of any Owner Contractor and Suppliers in accordance with the latest approved Project construction schedule.

                  5.3.2.5 The Program Manager will review and certify all Applications for Payment by the Contractor, including final payment. The Contractor will assemble each of the Subcontractors and Vendors Applications for Payment into a Project Application and Project Certificate for Payment. After reviewing and certifying the amounts due the Contractor and the Other Contractors, the Program Manager will submit the Project Application and Project Certificate for Payment, along with the applicable Contractors' Applications and Certificates for Payment, to the Architect.

                  5.3.2.6 The Contractor will receive and review and approve all Shop Drawings, Product Data and Samples, coordinate them with information received from Other Contractors, and transmit to the Architect those recommended for approval.

                  5.3.2.7 The Program Manager's actions will be taken with such reasonable promptness as to cause no delay in the Work of the Contractor or in the activities of Other Contractors, the Owner, or the Architect.

                  5.3.2.8 The Program Manager will assist the Architect in conducting inspections to determine the dates of Substantial Completion and final completion, and will receive and forward to the Architect written warranties and related documents required by the Contract and assembled by the Contractor. The Program Manager will forward to the Architect a final Project Application and Project Certificate for Payment upon compliance with the requirements of the Contract Documents.

                  5.3.2.9 The Architect will prepare Change Orders and Construction Change Directives.

                  5.3.2.10 The Contractor will maintain at the Project site for the Owner one record copy of all Contracts, Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record all changes and selections made during construction, and in addition approved Shop Drawings, Product Data, Samples and similar required submittals. These will be available to the Architect and the Program Manager, and will be delivered to the Owner upon completion of the Project.

         5.3.3 ARCHITECT DUTIES. The Architect will have the following duties and responsibilities:

                  5.3.3.1 The Architect will have two full time representatives on the Project site to review the progress and quality of the completed Work and to determine if the Work is being performed in a manner indicating that the Work, when completed, will be in accordance with the Contract Documents. On the basis of on-site observations, the Architect will keep the Owner informed of progress of the Work, and will endeavor to avoid defects and deficiencies in the Work. The duties, responsibilities and limitations of authority of such Project representatives shall be as set forth in an exhibit to be incorporated in the Contract Documents.

                  5.3.3.2 Based on the Architect's observations and evaluations of Applications for Payment, and the recommendations of the Program Manager, the Architect will review and certify the amounts due the Contractors and will issue a certificate for payment.

                  5.3.3.3 The Architect will review and approve or take other appropriate action upon the Contractor's submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect's action will be taken with such reasonable promptness as to cause no delay in the Work of the Contractor or in the activities of the Other Contractors, the Owner, or the Program Manager, while allowing sufficient time in the Architect's professional judgment to permit adequate review. The Architect's review of the Contractor's submittals shall not relieve the Contractor of its obligations under this Agreement.

                  5.3.3.4 The Architect will interpret and decide matters concerning performance under and requirements of the Contract Documents on written request of the Program Manager, Owner or Contractor. The Architect's response to such requests will be made with reasonable promptness and within any time limits agreed upon. Interpretations and decisions of the Architect will be consistent with the intent of and reasonably inferable from the Contract Documents and will be in writing or in the form of drawings.

         5.3.4 REJECTION OF WORK. The Architect will have authority to reject Work which does not conform to the Contract Documents, and to require additional inspection or testing, in accordance with Subparagraphs 15.5.2 and 15.5.3, whether or not such Work is fabricated, installed or completed, but will take such action only after notifying the Program Manager and Owner. Subject to review by the Architect, the Program Manager will have the authority to reject Work which does not conform to the Contract Documents. Whenever the Program Manager considers it necessary or advisable for implementation of the intent of the Contract Documents, the Program Manager will have authority to require additional inspection or testing of the Work in accordance with Subparagraphs 15.5.2 and 15.5.3, whether or not such Work is fabricated, installed or completed.

         5.3.5 COMMUNICATIONS FACILITATING CONTRACT ADMINISTRATION. Except as otherwise provided in the Contract Documents or when direct communications have been specially authorized, the Owner and Contractor shall communicate through the Program Manager, and shall contemporaneously provide the same communications to the Architect. Communications by and with the Architect's consultants shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through the Contractor. Communications by and with Other Contractors shall be through the Program Manager and shall be contemporaneously provided to the Architect.

5.4      CLAIMS AND DISPUTES

         5.4.1 DEFINITION. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of the terms of the Contract Documents, payment of money, extension of time or other relief with respect to the terms of the Contract Documents. The term "Claim" also includes other disputes and matters in question between the Owner and Contractor arising out of or relating to the Contract. Claims must be made by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.

         5.4.2 DECISION OF ARCHITECT. Claims, including those alleging an error or omission by the Contractor, but excluding those alleging an error or omission by the Architect, shall be referred initially to the Architect for action as provided in Paragraph 5.5. A decision by the Architect, as provided in Subparagraph 5.5.4, shall be required as a condition precedent to arbitration or litigation of a Claim between the Contractor and Owner as to all such matters arising prior to the date final payment is due, regardless of (1) whether such matters relate to execution and progress of the Work or (2) the extent to which the Work has been completed. The decision by the Architect in response to a Claim shall not be a condition precedent to arbitration or litigation in the event (1) the position of Architect is vacant, (2) the Architect has not received evidence or has failed to render a decision within agreed time limits,
(3) the Architect has failed to take action required under Subparagraph 5.5.4 within 30 days after the Claim is made, (4) 45 days have passed after the Claim has been referred to the Architect or (5) the Claim relates to a mechanic's lien.

         5.4.3 TIME LIMITS ON CLAIMS. Claims by either party must be made within 7 days after occurrence of the event giving rise to such Claim or within 7 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later. Claims must be made by written notice. No additional Claim will be made after the initial Claim has been implemented by Change Order and will not be considered.

         5.4.4 CONTINUING CONTRACT PERFORMANCE. Pending final resolution of a Claim including arbitration, unless otherwise agreed in writing the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Contract Documents, except for the amounts to be in dispute.

         5.4.5 WAIVER OF CLAIMS; FINAL PAYMENT. The making of final payment shall constitute a waiver of Claims by the Owner except those arising from:

                  5.4.5.1 liens, Claims, security interests or encumbrances arising out of the Contract Documents and unsettled;

                  5.4.5.2 failure of the Work to comply with the requirements of the Contract Documents; or

                  5.4.5.3 terms of special warranties required by the Contract Documents.

         5.4.6 CLAIMS FOR CONCEALED OR UNKNOWN CONDITIONS. If conditions are encountered at the Project site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 7 days after first observance of the conditions. The Architect will promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Contractor's cost of, performance for any part of the Work, will recommend an equitable adjustment in the Contract Sum and/or Contract Time. If the Architect determines that the conditions at the Project site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, the Architect shall so notify the Owner and Contractor in writing, stating the reasons. Claims by either party in opposition to such determination must be made within 7 days after the Architect has given notice of the decision. If the Owner and Contractor cannot agree on an adjustment in the Contract Sum and/or Contract Time, the adjustment shall be referred to the Architect for initial determination, subject to further proceedings pursuant to Paragraph 5.5.

         5.4.7 CLAIMS FOR ADDITIONAL COST. If the Contractor wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the Work and such Claim shall be made and prosecuted in accordance with the terms of this Agreement. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Paragraph 11.3.

         5.4.8 CLAIMS FOR ADDITIONAL TIME. If the Contractor wishes to make a Claim for an increase in the Contract Time beyond Substantial Completion, written notice as provided herein shall be given. The Contractor's Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay only one Claim is necessary. If adverse weather conditions are the basis for a Claim for an increase in the Contract Time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time and could not have been reasonably anticipated, and that weather conditions had an adverse effect on the scheduled construction.

                  5.4.8.1 If the Contractor's performance of this Contract is delayed, which delay is beyond the reasonable control and without fault or negligence of the Contractor, or by changes ordered in the Work and that such delay or change in the Work impacts the CRITICAL PATH, then the Contract time shall be extended by Change Order as may be determined by the Contractor, Program Manager and Architect and agreed to by the Owner. Any extension of time agreed to, will be subject to the penalties pursuant to paragraph 2.3.6. Except for Force Majure, as permitted in this agreement, in Paragraph 9.1.3 (I through vi) in no event shall Substantial Completion extend beyond December 31, 2001.

                  5.4.8.2 The Contractor must request the extension of time in writing and must provide the following information within the time periods stated hereafter. Failure to submit such information and in compliance with the time requirements hereinafter stated, shall constitute a waiver by the Contractor and a denial of the claim for extension of time:

                           (a)      Nature of the delay or change in the Work;

                           (b) Dates of commencement/cessation of the delay or change in the Work;

                           (c) Activities on the current progress schedule affected by the delay or change in the Work;

                           (d) Identification and demonstration that the delay or change in Work impacts the Critical Path;

                           (e) Identification of the source of delay or change in the Work;

                           (f) Anticipated impact extent of the delay or change in the Work; and

                           (g)      Recommended action to minimize the delay.

                  5.4.8.3 The Contractor shall not be entitled to any extensions of time for delays resulting from any cause unless it shall have notified the Owner, in writing, within five (5) working days after the commencement of such delay and, within ten (10) days of commencement of the delay provide, in writing, the information stated above.

         5.4.9 INJURY OR DAMAGE TO PERSON OR PROPERTY. If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, or any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 7 days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter.

5.5      RESOLUTION OF CLAIMS AND DISPUTES

         5.5.1 The Architect will review Claims and take one or more of the following preliminary actions within ten days of receipt of a Claim: (i) request additional supporting data from the claimant, (ii) submit a schedule to the parties indicating when the Architect expects to take action, (iii) reject the Claim in whole or in part, stating reasons for rejection, (iv) recommend approval of the Claim by the other party or (v) suggest a compromise. The Architect may also, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim.

         5.5.2 If a Claim has been resolved, the Architect will prepare or obtain appropriate documentation.

         5.5.3 If a Claim has not been resolved, the party making the Claim shall, within ten days after the Architect's preliminary response, take one or more of the following actions: (i) submit additional supporting data requested by the Architect, (ii) modify the initial Claim or (iii) reaffirm its initial Claim.

         5.5.4 If a Claim has not been resolved after consideration of the foregoing and of further evidence presented by the parties or requested by the Architect, the Architect will notify the parties in writing that the Architect's decision will be made within seven days, which decision shall be final and binding on the parties but subject to arbitration. Upon expiration of such time period, the Architect will render to the parties the Architect's written decision relative to the Claim, including any change in the Contract Sum. If there is a surety and there appears to be a possibility of a Contractor's default, the Architect shall notify the surety and request the surety's assistance in resolving the controversy.

5.6      ARBITRATION

         5.6.1 CONTROVERSIES AND CLAIMS SUBJECT TO ARBITRATION. Any controversy or Claim arising out of or related to the Contract, or the breach thereof, shall be settled by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof, except those waived as provided for in Subparagraph 5.4.5. Such controversies or Claims upon which the Architect has given notice and rendered a decision as provided in Subparagraph 5.5.4 shall be subject to arbitration upon written demand of either party. Arbitration may be commenced when 45 days have passed after a Claim has been referred to the Architect as provided in Paragraph 5.4 and no decision has been rendered.

         5.6.2 RULES AND NOTICES FOR ARBITRATION. Claims between the Owner and Contractor not resolved under Paragraph 5.5 shall, if subject to arbitration under Subparagraph 5.6.1, be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise. Notice of demand for arbitration shall be filed in writing with the other party to the Agreement between the Owner and Contractor and with the American Arbitration Association, and copies shall be filed with the Architect.

         5.6.3 CONTRACT PERFORMANCE DURING ARBITRATION. During arbitration proceedings, the Owner and Contractor shall comply with Subparagraph 5.4.4.

         5.6.4 WHEN ARBITRATION MAY BE DEMANDED. Demand for arbitration of any Claim may not be made until the earlier of (1) the date on which the Architect has rendered a final written decision on the Claim, (2) the tenth day after the parties have presented evidence to the Architect or have been given reasonable opportunity to do so, if the Architect has not rendered a final written decision by that date, or (3) the occurrence of any of the five events described in Subparagraph 5.4.2. A demand for arbitration shall be made before the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. If the Architect renders a decision after arbitration proceedings have been initiated, such decision may be entered as evidence, but shall not supersede arbitration proceedings unless the decision is acceptable to all parties concerned.

         5.6.5 LIMITATION ON CONSOLIDATION OR JOINDER. No arbitration arising out of or relating to the Contract Documents shall include, by consolidation or joinder or in any other manner, the Program Manager, the Architect, or the Program Manager's or Architect's employees or consultants, except by written consent containing specific reference to the Agreement and signed by the Program Manager, Architect, Owner, Contractor and any other person or entity sought to be joined. No arbitration shall include, by consolidation or joinder or in any other manner, parties other than the Owner, Contractor, Other Contractors as described in Article 6 and other persons substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration. No persons or entities other than the Owner, Contractor or Other Contractors shall be included as an original third party or additional third party to an arbitration whose interest or responsibility is insubstantial. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of a dispute not described therein or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

         5.6.6 JUDGMENT ON FINAL AWARD. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         5.6.7 It shall be established that arbitration proceedings will be in Nashville, Tennessee.

                                    ARTICLE 6
                                 SUBCONTRACTORS

6.1 DEFINITIONS. A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the Project site. The term "Subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term "Subcontractor" does not include Other Contractors or Subcontractors of Other Contractors. A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the Project site. The term "Sub-subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Sub-subcontractor or an authorized representative of the Sub-subcontractor.

6.2 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK. Unless otherwise stated in the Contract Documents or the bidding requirements, the Contractor, as soon as practicable after award of the Contract, shall furnish in writing to the Program Manager for review by the Owner, Program Manager and Architect the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work. The Program Manager will promptly reply to the Contractor in writing stating whether or not the Owner, Program Manager or Architect, after due investigation, has reasonable objection to any such proposed person or entity. The Contractor shall not contract with a proposed person or entity to whom the Owner, Program Manager or Architect has made reasonable and timely objection. The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable objection. If the Owner, Program Manager or Architect has reasonable objection to a person or entity proposed by the Contractor, the Contractor shall propose another to whom the Owner, Program Manager or Architect has no reasonable objection. However, no increase in the Contract Sum shall be allowed for such change unless the Contractor has acted promptly and responsively in submitting names as required. The Contractor shall not change a Subcontractor, person or entity previously selected if the Owner, Program Manager or Architect makes reasonable objection to such change.

         6.2.1 Contractor shall obtain bids from all subcontractors and suppliers of materials or equipment fabricated especially for the Work. After receiving the bids, the Contractor shall analyze them and provide the Owner and Program Manager with a tally sheet reflecting the bids, including all supported data, and recommendations for awards. Along with its recommendations Contractor shall provide all pertinent data required for a decision upon the award, and certifying that, to the best of its knowledge, the bid of the recommended subcontractor or supplier is bona fide and reasonable. The Owner will then determine, based on the advice of the contractor and Program Manager, which bids will be accepted.

         6.2.2 Contractor shall invite bids from and enter into contracts and material orders with only subcontractors and suppliers who have been approved by the Program Manager and the Owner. When the Program Manager and the Owner have determined to whom to award each subcontract and purchase order, Contractor shall contract solely in its own name and behalf, not in the name or behalf of the Program Manager and the Owner, with the specified subcontractor or supplier.

         6.2.3 Contractor's subcontract form or forms shall be subject to approval of the Program Manager and the Owner and shall provide that the subcontractor perform its portion of the Work in accordance with all applicable provisions of the Contract Documents. All subcontracts shall, so far as practicable, contain unit prices and any other feasible formula for use and determination of the costs of changes in the Work.

6.3 SUBCONTRACTUAL RELATIONS. By appropriate written agreement, the contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities which the Contractor has to the Owner, Program Manager and Architect. Each subcontract agreement shall preserve and protect the rights of the Owner, Program Manager and Architect under the Contract Documents with respect to the Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner. The Contractor shall require each Subcontractor to enter into similar agreements with Sub-Subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents. Subcontractors shall similarly make copies of applicable portions of such documents available to their respective proposed Sub-Subcontractors.

6.4 CONTINGENT ASSIGNMENT OF SUBCONTRACTS. Each subcontract agreement for a portion of the Work is assigned by the Contractor to the Owner provided that (i) assignment is effective only after termination of the Contract by the Owner for cause pursuant to Paragraph 14.2 and only for those subcontract agreements which the Owner accepts by notifying the Subcontractor in writing; and (ii) assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

                                    ARTICLE 7
                           CONSTRUCTION BY OWNER OR BY

                                OTHER CONTRACTORS

7.1 OWNER'S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD OTHER CONTRACTS. The Owner reserves the right to perform construction or operations related to the Project with the Owner's own employees, agents or other Contractors, which may include persons or entities under separate contracts not administered by the Contractor. If the Contractor claims that delay or additional cost is involved because of such action by the Owner, the Contractor shall make such Claim as provided elsewhere in the Contract Documents.

7.2      MUTUAL RESPONSIBILITY.

         7.2.1 The Contractor shall afford the Owner's agents, employees and subcontractors, Program Manager and Other Contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor's construction and operations with the operations of such parties as required by the Contract Documents.

         7.2.2 If part of the Contractor's Work depends for proper execution or results upon construction or operations by the Owner's agents, employees and Other Contractors, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the Program Manager and Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Contractor to report shall constitute an acknowledgment that such construction or operations is fit and proper to receive the Contractor's Work, except as to defects not then reasonably discoverable.

         7.2.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

         7.2.4 The Contractor shall promptly remedy damage wrongfully caused by the Contractor to completed or partially completed construction or to property of the Owner or Other Contractors as provided in Subparagraph 11.2.5.

         7.2.5 Claims and other disputes and matters in question between the Contractor and Other Contractors shall be subject to the provisions of Paragraph 5.5.

         7.2.6 The Owner and Other Contractors shall have the same responsibilities for cutting and patching as are described for the Contractor in Paragraph 4.12.

7.3 OWNER'S RIGHT TO CLEAN UP. If a dispute arises among the Contractor, Other Contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish as described in Paragraph 4.13, the Owner may clean up and allocate the cost among those responsible as the Program Manager determines to be appropriate.

                                    ARTICLE 8
                               CHANGES IN THE WORK

8.1      CHANGES

         8.1.1 Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order (as defined below), Construction Change Directive (as defined below) or order for a minor change in the Work, subject to the limitations stated in this Article 8 and elsewhere in the Contract Documents.

         8.1.2 A Change Order shall be based upon agreement among the Owner, Program Manager, Architect and Contractor; a Construction Change Directive requires agreement by the Owner, Program Manager and Architect and may or may not be agreed to by the Contractor; and an order for a minor change in the Work may be issued by the Architect alone.

         8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly to perform each such change, unless otherwise provided in the Change Order, Construction Change Directive or order for a minor change in the Work.

         8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Contractor, the applicable unit prices shall be equitably adjusted. No subcontracts or purchased orders shall be issued on a unit cost basis unless Contractor receives prior written authorization from the Owner.

8.2      CHANGE ORDERS.

         8.2.1 A "Change Order" is a written instrument prepared by the Architect and signed by the Owner, Architect and Contractor, stating their agreement upon all of the following: (i) a change in the Work; and (ii) the amount of the adjustment in the Contract Sum or Contract Time, if any.

         8.2.2 Methods used in determining adjustments to the Contract Sum may include those listed in Subparagraph 8.3.3.

8.3      CONSTRUCTION CHANGE DIRECTIVES.

         8.3.1 A "Construction Change Directive" is a written order prepared by the Architect and signed by the Owner and Architect, directing a change in the Work and stating a proposed basis for adjustment, if any, in the Contract Sum. The Owner may, by Construction Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, with the Contract Sum or Contract Time being adjusted accordingly.

         8.3.2 A Construction Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

         8.3.3 If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:

                  8.3.3.1 mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

                  8.3.3.2 unit prices stated in the Contract Documents or subsequently agreed upon;

                  8.3.3.3 cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

                  8.3.3.4  as provided in Subparagraph 8.3.6.

         8.3.4 Upon receipt of a Construction Change Directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Program Manager and Architect of the Contractor's agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

         8.3.5 A Construction Change Directive signed by the Contractor indicates the agreement of the Contractor therewith, including adjustment in Contract Sum. Such agreement shall be effective immediately and shall be recorded as a Change Order.

         8.3.6 If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be recommended by the Program Manager on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase in the Contract Sum or Contract Time, a reasonable allowance for overhead and profit. In such case, and also under Clause 8.3.3.3, the Contractor shall keep and present, in such form as the Program Manager may prescribe, an itemized accounting together with appropriate supporting data. Costs for the purposes of this Subparagraph 8.3.6 shall be as listed below but not limited to the following:

                  8.3.6.1 costs of labor, including social security, old age and unemployment insurance, fringe benefits required by agreement or custom, and workers compensation insurance;

                  8.3.6.2 costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

                  8.3.6.3 rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Contractor or others;

                  8.3.6.4 costs of premiums for all bonds (if any) and insurance, permit fees, and sales, use or similar taxes related to the Work; and

         8.3.7 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the Contractor to the Owner for a deletion or change which results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Program Manager. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change, but only after the total changes to the base GMP exceeds 3%, and thereafter the Contractor will be allowed to add 5% to changes after reaching the 3% threshold, excluding OCIP and Subguard credits.

         8.3.8 If the Owner and Contractor do not agree with the adjustment in Contract Sum or the method for determining it, the adjustment or the method shall be referred to the Architect for determination.

         8.3.9 When the Owner and Contractor agree with the determination made by the Architect concerning the adjustments in the Contract Sum or Contract Time otherwise reach agreement upon the adjustments, such agreement shall be effective immediately issued through the Architect and shall be recorded by preparation and execution of an appropriate Change Order.

8.4 MINOR CHANGES IN THE WORK. The Architect will have authority to order minor changes in the Work not involving adjustment in the Contract Sum or the Contract Time and not inconsistent with the intent of the Contract Documents. Such changes shall be effected by written order issued to the Owner and Contractor through the Architect and shall be binding on the Owner and Contractor unless the Owner objects to such change. The Contractor shall carry out such written orders promptly.

                                    ARTICLE 9
                                      TIME

9.1      PROGRESS AND COMPLETION.

         9.1.1 Time limits stated in the Contract Documents are of the essence of the Contract. By executing this Agreement the Contractor confirms that the Contract Time is a reasonable period for performing the Work.

         9.1.2 The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the Project site or elsewhere prior to the effective date of insurance required by this Agreement to be furnished by the Contractor. The date of commencement of the Work shall not be changed by the effective date of such insurance, however. The date of commencement of the work shall be July 26, 1999.

         9.1.3 The Contractor warrants that it will achieve Substantial Completion of the Work on or before (the "Substantial Completion Date") December 1, 2001. the Contractor shall not be allowed any extension of the Substantial Completion Date except for delays due to (i) natural disasters, (ii) fires or unavoidable casualties, (iii) national emergencies, (iv) more than thirty (30) days of severe weather (as verified and agreed to in writing by Owner and Contractor), (v) Owner caused delays (as verified and agreed to in writing by Owner and contractor), or (vi) delays in inspections by fire department and/or building inspectors, assuming all necessary filings have been timely made and the construction has been completed in accordance with the Plans and Specifications, which prevent construction activities on the critical path to achieving the Substantial Completion Date. For each working day in which one of these events prevents construction activities critical to the Substantial Completion Date, the Substantial Completion date shall be extended as mutually agreeable between the Owner and Contractor. Except for Force Majure, as permitted in this agreement, in Paragraph 9.1.3 (I through vi) , in no event shall the Contractor be allowed to extend the Substantial Completion date beyond December 31, 2001.

         9.1.4 The Substantial Completion Date may be modified by Owner and Contractor in the event of a change in the scope of the Work if agreed to in writing at the time of the change in the scope of the Work.

         9.1.5 The Contractor shall achieve Substantial Completion within the Contract Time.

9.2      DELAYS AND EXTENSIONS OF TIME.

         9.2.1 If the Contractor is delayed at any time in progress of the Work by an act or neglect of the Owner's agents, employees and Contractors, Program Manager, Architect, any of the Other Contractors or an employee of any of them, or by changes ordered in the Work, fire, unavoidable casualties or other causes beyond the Contractor's control, or by delay authorized by the Owner pending arbitration, or by other causes which the Architect, based on the recommendation of the Program Manager, determines may justify delay, then the Contract Time shall be extended by Change Order for such time as the Owner may reasonably determine.

         9.2.2 Claims relating to time shall be made in accordance with applicable provisions of Paragraph 5.5. This Paragraph 9.2 does not preclude recovery of damages for delay by either party under other provisions of the Contract Documents.

                                   ARTICLE 10
                             PAYMENTS AND COMPLETION

10.1 GMP. The GMP, including authorized adjustments as provided in this Agreement, is the total amount payable by the Owner to the Contractor for performance of the Work under the Contract Documents.

10.2 SCHEDULE OF VALUES. Before the first Application for Payment, the Contractor shall submit to the Architect, and the Program Manager, a schedule of values allocated to various portions of the Work (the "Schedule of Values"), prepared in such form and supported by such data to substantiate its accuracy as the Program Manager and Architect may require. This schedule, unless objected to by the Program Manager or Architect, and upon approval by Owner, shall be used as a basis for reviewing the Contractor's Applications for Payment.

         10.2.1 Within thirty (30) days following the Contractor's receipt of written Notice to Proceed, in any event before the first Progress Payment is made, the Contractor shall submit to the Program Manager and Architect and obtain approval of the following data:

                  10.2.1.1 A payment application format based upon the Trade Payment Breakdown to include the following information:

                           (a) Each line item shall be broken down by subcontractor, trade and work activity;

                           (b) Each line item shall be broken down by area, floor or building;

                           (c) No application line item will be more than fifteen percent (15%) of the total Contract or Subcontractor total Contract amount unless waived by Owner;

                           (d) Each line item shall be broken down by material and labor;

                           (e)      Subcontractor and vendor payment
                                    applications;

                           (f) Certified payrolls (used to determine OCIP credits);

                           (g) Lien releases substantiating the previous application for payment, including material vendors and lower tier Subcontractors that comply with the then-current provisions of the Florida Statutes;

                           (h) Any other evidence of performance of the Work, the costs of and payment for as the Owner may consider necessary or desirable in order to complete the application for payment.

                  10.2.1.2 A Cash Flow Schedule that forecasts the total monthly cash requirements for the duration of the Contract period.

                           10.2.1.2(A)       Thereafter, the Contractor shall
resubmit an update of the Cash Flow Schedule on a monthly basis. Approval of each Payment Request is contingent upon this submittal.

10.3     APPLICATIONS FOR PAYMENT.

         10.3.1 At least fifteen days before the date established for each progress payment, the Contractor shall submit to the Program Manager and Architect an itemized "Application for Payment" completed in accordance with the Schedule of Values. Such application shall be notarized and supported by such data substantiating the Contractor's right to payment as the Owner, Program Manager or Architect may require, such as copies of requisitions from Subcontractors and material suppliers and reflecting retainage.

                  10.3.1.1 Such applications shall include requests for payment on account of changes in the Work which have been properly authorized by Construction Change Directives but not yet included in Change Orders.

                  10.3.1.2 Such applications shall not include requests for payment of amounts the Contractor does not intend to pay to a Subcontractor or material supplier because of a dispute or other reason.

         10.3.2 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the Project site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the Project site at a location agreed upon in writing. Payment for materials and equipment stored on or off the Project site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner's title to such materials and equipment or otherwise protect the Owner's interest, as itemized below.

                           (a) The Owner approves the purchase of the material prior to purchase by the Contractor.

                           (b) An applicable purchase order is provided listing the materials in detail and identifying this specific contract; by name.

                           (c) Evidence that proper storage security is provided.

                           (d) The Owner is furnished legal title (free of liens or encumbrances of any kind) to the material that is stored or stockpiled.

                           (e) Any off-site stored material shall be secured in a bonded warehouse.

                           (f) Once any Stored Material is paid for by Owner, it shall not be removed from the designated storage area except for incorporation into the work or upon subsequent approval of the Owner.

                           (g) No disbursements or applications for disbursements stored at locations other than the Project, unless otherwise approved in writing by the Owner.

         10.3.3 The Contractor warrants that title to all Work covered by an Application for Payment will pass to the Owner no later than the time of payment. The Contractor further warrants that upon submittal of an Application for Payment all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor, Subcontractors, materialmen, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work or otherwise make a claim by or through Contractor.

10.4     CERTIFICATES FOR PAYMENT.

         10.4.1 The Contractor will assemble a Project Application for Payment by combining the applications for progress payments from Sub Contractors suppliers and vendors and, after certifying the amounts due on such applications, forward them to the Program Manager and Architect no later than the first day of each month.

         10.4.2 Within seven days after the Program Manager and Architect's receipt of the Project Application for Payment, the Architect will either issue to the Owner a certificate, with a copy to the Contractor, for such amount as the Architect determines is properly due (each, a "Certificate for Payment"), or notify the Contractor and Owner in writing of the Architect's reasons for withholding certification in whole or in part as provided in Subparagraph
10.5.1. Such notification will be forwarded to the Contractor by the Program Manager.

         10.4.3 The issuance of a separate Certificate for Payment or a Project Certificate for Payment will constitute representations made separately by the Architect to the Owner, based on their individual observations at the Project site and the data comprising the Application for Payment submitted by the Contractor, that the Work has progressed to the point indicated and that, to the best of the Program Manager's and Architect's knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents. The issuance of a separate Certificate for Payment or a Project Certificate for Payment will further constitute a representation that the Contractor is entitled to payment in the amount certified. However, the issuance of a separate Certificate for Payment or a Project Certificate for Payment will not be a representation that the Program Manager or Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed the Contractor's construction means, methods, techniques, sequences or procedures,
(3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor's right to payment or (4) made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

         10.4.4 No approval of an Application for Payment, progress payment or any partial or entire use or occupancy of the Project by the Owner will constitute an acceptance of any Work which is not in accordance with the Contract Documents; and regardless of approval of an Application for Payment by the Owner, Contractor will remain totally obligated and liable for the performance of the Work in strict compliance with the Contract Documents.


10.5     DECISIONS TO WITHHOLD CERTIFICATION.

         10.5.1 The Architect may decide not to certify payment and may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Program Manager's or Architect's opinion the representations to the Owner required by Subparagraph 10.4.3 cannot be made. If the Program Manager or Architect is unable to certify payment in the amount of the Application, the Program Manager or Architect will notify the Contractor and Owner as provided in Subparagraph 10.4.2. If the Contractor, Program Manager and Architect cannot agree on a revised amount, the Program Manager and Architect will promptly issue a Certificate for Payment for the amount for which the Program Manager and Architect are able to make such representations to the Owner. The Program Manager or Architect may also decide not to certify payment or, because of subsequently discovered evidence or subsequent observations, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Program Manager's or Architect's opinion to protect the Owner from loss because of:

                  10.5.1.1          defective Work not remedied;

                  10.5.1.2 third party claims filed or reasonable evidence indicating probable filing of such claims;

                  10.5.1.3 failure of the Contractor to make payments properly to Subcontractors of any tier or for labor, materials or equipment;

                  10.5.1.4 reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

                  10.5.1.5 damage to the Owner, surrounding property or Other Contractors;

                  10.5.1.6 reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

                  10.5.1.7 persistent failure to carry out the Work in accordance with the Contract Documents.

                  10.5.1.8 Unsatisfactory prosecution of the Work by Contractor;

                  10.5.1.9 failure of Contractor to maintain the Job Site in a clean condition;

                  10.5.1.10 failure of Contractor to submit an updated Schedule with each application for payment.

                  10.5.1.11 Failure of Contractor to remove liens from the property.

         10.5.2 When the applicable reason(s) for withholding certification have been resolved, certification will be made for amounts previously withheld.

10.6     PROGRESS PAYMENTS.

         10.6.1 After the Architect or Program Manager have issued a Project Certificate for Payment, the Owner shall make payment in the manner and within the time provided in Article 2, and shall so notify the Program Manager and Architect.

         10.6.2 Upon receipt of payment from the Owner, the Contractor shall promptly pay each Subcontractor, out of the amount paid to the Contractor on account of such Subcontractor's portion of the Work, the amount to which said Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of such Subcontractor's portion of the Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-Subcontractors in similar manner.

         10.6.3 The Contractor will, on request, of the Program Manager, furnish to a Subcontractor, information regarding percentages of completion or amounts applied for by the Contractor and action taken thereon by the Owner, Program Manager and Architect on account of portions of the Work done by such Subcontractor.

         10.6.4 Neither the Owner, Program Manager nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor except as may otherwise be required by law.

         10.6.5 Payment to material suppliers shall be treated in a manner similar to that provided in Subparagraphs 10.6.2, 10.6.3 and 10.6.4.

10.7 FAILURE OF PAYMENT. If, through no fault of the Contractor, (i) the Architect does not within fourteen days after the receipt of the Contractor's Application for Payment either (A) issue a Certificate of Payment, or (B) notify the Contractor of a decision to withhold certification or (ii) the Owner does not pay the Contractor within seven (7) days after the date established in
Article 2 the amount certified by the Architect or awarded by arbitration, then the Contractor may, upon seven (7) additional days' written notice to the Owner, Program Manager and Architect, file an arbitration demand for the payment in dispute.

10.8     SUBSTANTIAL COMPLETION.

         10.8.1 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so the

Owner can occupy or utilize the Work for its intended use, and that the permitting governmental agency shall issue a certificate of occupancy for the building as a whole, including landscaping.

         10.8.2 When the Contractor considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Contractor, Program Manager shall jointly prepare and submit to the Architect a comprehensive list of items to be completed or corrected. The Contractor shall proceed promptly to complete and correct items on the list. Failure to include an item on such list does not alter the responsibility of the Contractor to complete all Work in accordance with the Contract Documents. Upon receipt of the list, the Architect, assisted by the Program Manager, will make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Architect's inspection discloses any item, whether or not included on the list, which is not in accordance with the requirements of the Contract Documents, the Contractor shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Architect. The Contractor shall then submit a request for another inspection by the Architect, assisted by the Program Manager, to determine Substantial Completion. When the Work or designated portion thereof is substantially complete, the Architect will prepare a Certificate of Substantial Completion which shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, and shall fix the time within which the Contractor shall finish all items on the list accompanying the Certificate. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion. The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate.

         10.8.3 The issuance of the Certificate of Substantial Completion will not constitute a waiver of any rights of the Owner, including without limitation the right to those retainages permitted by the contract Documents. If Contractor does not complete and/or correct the "punch-list" items listed in the Certificate of Substantial Completion within the time agreed to by the Owner and Contractor (not to exceed 30 days), the Owner will have the right to complete the punch-list and offset all costs against any amounts then or thereafter due to Contractor. If the amounts then or thereafter due to Contractor are not sufficient to cover these costs, Contractor will pay the difference to the Owner. The Owner's decision as to the Date of Substantial Completion will be final and binding.

         10.8.4 Before requesting inspection for Certification of Substantial Completion, Contractor shall complete the following.

                  10.8.4.1 Advise the Owner of pending insurance changeover requirements.

                  10.8.4.2 Submit specific warranties, workmanship bonds, maintenance agreements, final certifications and similar documents.

                  10.8.4.3 Obtain and submit releases enabling the Owner unrestricted use of the Work, and access to services and utilities; including occupancy permits, operating certificates and similar releases.

                  10.8.4.4 Submit record drawings, maintenance manuals, final Project photographs, damage or settlement survey, property survey, and similar final record information.

                  10.8.4.5 Deliver tools, spare parts, extra stock or similar items.

                  10.8.4.6 Make final changeover of permanent locks and transmit keys to the Owner. Advise the Owner's personnel of changeover and security provisions.

                  10.8.4.7 Complete startup testing of systems, and instruction of the Owner's operating and maintenance personnel. Discontinue changeover and remove temporary facilities from the site along with construction tools, mockups and similar elements.

                  10.8.4.8 Complete final cleanup requirements, including touchup painting, and otherwise repair and restore marred, exposed finishes.

10.9     PARTIAL OCCUPANCY OR USE.

         10.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Contractor, provided such occupancy or use is consented to by the insurer as required under Subparagraph 12.2.10 and authorized by public authorities having jurisdiction over the Work. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. When the Contractor considers a portion substantially complete, the Contractor and Program Manager and Architect shall jointly prepare and submit a list to the Architect as provided under Subparagraph 10.8.2. Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld. The progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect after consultation with the Program Manager.

         10.9.2 Immediately prior to such partial occupancy or use, the Owner, Program Manager, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

         10.9.3 Partial occupancy will not constitute acceptance by the Owner of the completed Work or any portion of the Work, will not relieve Contractor of its full responsibility for correcting defective Work and repairing the Work, will not be considered to be the equivalent of completion of the Work, and will not entitle Contractor to any increase in the Contract Sum.

10.10    FINAL COMPLETION AND FINAL PAYMENT.

         10.10.1 Upon completion of the Work, the Contractor shall forward to the Program Manager a written notice that the Work is ready for final inspection and acceptance and shall also forward to the Program Manager and Architect a final Application for Payment. Upon receipt, the Program Manager will review and make recommendations to the Architect forward the notice and Application for Payment to the Architect who will promptly make such inspection. When the Architect, based on the recommendation of the Program Manager, finds the Work acceptable under the Contract Documents and the Contract fully performed, the Program Manager and Architect will promptly issue a final Certificate for Payment stating that to the best of their knowledge, information and belief, and on the basis of their observations and inspections, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor and noted in said final Certificate is due and payable. The Architect's final Certificate for Payment will constitute a further representation that conditions listed in Subparagraph
10.10.2 as precedent to the Contractor's being entitled to final payment have been fulfilled.

         10.10.2 Neither final payment nor any remaining retainage shall become due until the Contractor submits to the Architect through the Program Manager
(i) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner's property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (ii) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner, (iii) a written statement that the Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents,
(iv) consent of surety, if any, to final payment and (v), if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a Subcontractor refuses to furnish a release or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Contractor shall refund to the Owner all money that the Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees.

         10.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Program Manager and Architect so confirm, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Contractor to the Architect through the Program Manager prior to certification of such payment. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of Claims. The making of final payment shall constitute a waiver of Claims by the Owner as provided in Subparagraph 5.4.5.

         10.10.4 Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

         10.10.5  Construction Liens.

                  10.10.5.1 Contractor will indemnify and hold the Owner harmless from all claims, demands, causes of action or suits of whatever nature arising out of any construction liens, equitable lien or other liens or claims, pursuant to Florida Lien Laws, against the real property improved as part of the Work under the Agreement whether filed or maintained by any Subcontractor of any tier, materialman or any party other than Contractor providing materials or services under the Agreement.

                  10.10.5.2 Within seven (7) days after demand by the Owner, Contractor will furnish a release or waiver of lien acceptable to the Owner, from itself, and of any other person furnishing services, labor or materials in connection with the Work or receipts covering all service, labor and materials for which a lien might be filed. But, if any Subcontractor, laborer, materialman, or other person refused to furnish a release, waiver or receipt in full, Contractor may furnish at its expense a bond satisfactory to the Owner to indemnify the Owner against any claim or lien, filed pursuant to the Florida Lien Laws.

         10.10.6 Audit/Records Retention. The Owner will have the right to audit all of Contractor's books and records pertaining to the Work (including but not limited to payments to Subcontractors of any tier and changes in the
Work) at any time and from time to time during regular business hours, upon reasonable prior notice to Contractor. Contractor will keep, retain and preserve all such books and records in reasonable order, in accordance with all applicable Federal, State and local agencies rules, regulations and guidelines, or for a minimum of five (5) years from the date of the final payment.

         10.10.7 Contractor's records which shall include but not be limited to accounting records (hard copy, as well as computer readable data if it can be made available), written policies and procedures; subcontract files (including proposals of successful and unsuccessful bidders, bid recaps, etc.); original estimates; estimating work sheets; correspondence; change order files (including documentation covering negotiated settlements); backcharge logs and supporting documentation; general ledger entries detailing cash and trade discounts earned, insurance rebates and dividends; and any other supporting evidence deemed necessary by the Owner to substantiate charges related to this Contract (all of the foregoing hereinafter referred to as "records") shall be open to inspection and subject to audit and/or reproduction by Owner or Owner's agent or its authorized representative to the extent necessary to adequately permit evaluation and verification of (a) Contractor compliance with Contract requirements, (b) compliance with Owner's business ethics change orders, payments or claims submitted by the Contractor or any of its payees. Such audits may require inspection and copying from time to time and at reasonable times and places and character including without limitation, records, books, papers, documents, subscriptions, recordings, agreements, purchase orders, leases, contracts, commitments, arrangements, notes, daily diaries, superintendent reports, drawings, receipts, vouchers and memoranda, and any and all other agreements, sources of information and matters that may in Owner's judgment have any bearing on or pertain to any matters, rights duties or obligations under or covered by any contract Document. Such records subject to audit shall also include but not be limited to, those records necessary to evaluate and verify direct and indirect costs, (including overhead allocations) as they may apply to costs associated with this Contract. The Owner or its designee shall be afforded access to all of the Contractor's records, and shall be allowed to interview any of the Contractor's records, and shall be allowed to interview any of the Contractor's employees, pursuant to the provisions of this paragraph thoughout the term of this contract and for a period of three years after final payment or longer if required by law. Contractor shall require all subcontractors, insurance agents, and material suppliers (payees) to comply with the provisions of this paragraph by insertion of the requirements hereof in a written contract between Contractor and such payee.

                                   ARTICLE 11
                       PROTECTION OF PERSONS AND PROPERTY

11.1     SAFETY PRECAUTIONS AND PROGRAMS.

         11.1.1 The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract. The Contractor shall submit the Contractor's safety program to the Program Manager and OCIP representative for review and coordination with the safety programs of Other Contractors.

         11.1.2 If the Contractor encounters on the Project site material reasonably believed to be asbestos or polychlorinated biphenyl's ("PCB's"), the Contractor shall immediately stop Work in the area affected and report the condition to the Owner, Program Manager and Architect in writing. The Work in the affected area shall not thereafter be resumed except by written agreement of the Owner and Contractor if in fact the material is asbestos or PCB's and has not been rendered harmless. The Work in the affected area shall be resumed in the absence of asbestos or PCB's, or when it has been rendered harmless, by written agreement of the Owner and Contractor, or in accordance with final determination by the Architect on which arbitration has not been demanded, or by arbitration under Article 5.

         11.1.3 The Contractor shall not be required pursuant to Article 8 to perform without consent any Work relating to asbestos or PCB's.

         11.1.4 To the fullest extent permitted by law the Owner shall indemnify and hold harmless the Contractor, Program Manager, Architect, their consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work in the affected area if in fact the material is asbestos or PCB's and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of the Owner, anyone directly or indirectly employed by the Owner or anyone for whose acts the Owner may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge or reduce other rights or obligations of indemnity, which would otherwise exist as to a party or person described in this Subparagraph 11.1.4.

         11.1.5 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance encountered on the Project site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner, Program Manager and Architect in writing. The Owner, Contractor, Program Manager and Architect shall then proceed in the same manner described in Subparagraph 11.1.2.

         11.1.6 The Owner shall be responsible for obtaining the services of a licensed laboratory to verify a presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to verify that it has been rendered harmless.

11.2     SAFETY OF PERSONS AND PROPERTY.

         11.2.1 The Contractor shall take precautions for safety of, and shall provide protection in accordance with Federal, State and Local safety regulations to prevent damage, injury or loss to:

                  11.2.1.1 employees engaging in the Work and other persons who may be affected thereby;

                  11.2.1.2 the Work and materials and equipment to be incorporated therein, whether in storage on or off the Project site, under care, custody or control of the Contractor or the Contractor's Subcontractors or Sub-subcontractors;

                  11.2.1.3 other property at the Project site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction; and

         11.2.2 The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

         11.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

         11.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

         11.2.5 The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Clauses 11.2.1.2, 11.2.1.3 and 11.2.1.4 to the extent caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Clauses 11.2.1.2, 11.2.1.3 and 11.2.1.4, except damage or loss attributable to acts or omissions of the Owner, Program Manager or Architect or anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor's obligations under Paragraph 4.16.

         11.2.6 The Contractor shall designate a responsible member of the Contractor's organization at the Project site whose sole duty shall be the prevention of accidents, safety inspections and safety reporting. This person shall not be the Contractor's superintendent and shall be a full time designated and trained Safety Officer. The Contractor Safety representative shall coordinate with and work closely with the Owner's OCIP on site representative to insure compliance with the safety program and OCIP requirements.

         11.2.7 The Contractor shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

         11.2.8 "Florida Trench Safety Act" Contractor intends to utilize construction methods that will involve trench excavation in excess of five (5) feet which, therefore, is subject to the "Florida

Trench Safety Act." Contractor warrants that it is familiar with the requirements of the Act and Occupational Safety and Health Administration safety standards, 29 CFR 1926.650, Subpart P, as they apply to the Work to be performed under the contract and that the methods Contractor will employ to accomplish the Work will comply with those requirements. The Contractor hereby warrants that $_________ are included in the GMP to meet the requirements of the "Florida Trench Safety Act."

11.3 EMERGENCIES. In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor's discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Paragraph 5.5 and Article 8.

                                   ARTICLE 12
                               INSURANCE AND BONDS

                 OWNER CONTROLLED INSURANCE PROGRAM (ARTICLE 12)

         Gaylord Entertainment Company, the parent of Opryland Hotel - Florida L.P., has elected to implement an Owner Controlled Insurance Program
         (OCIP) that will provide Workers' Compensation, Employer's Liability, General Liability, and Excess Liability for all enrolled contractors of every tier providing direct labor on the Project. The Owner agrees to pay all premiums associated with the OCIP including deductibles or self-insured retention unless otherwise stated in the Contract Documents.

         Eligible contractors include all contractors providing direct labor on the Project site (see definition of ineligible contractors below). Temporary labor services and leasing companies are to be treated as a contractor.

12.1     APPLICABILITY OF THE OCIP

         The following types of contractors (hereinafter called ineligible contractors) shall not be eligible for coverage in the OCIP:
         Consultants, suppliers, vendors, materials dealers, guard services, janitorial services, truckers (including trucking to the Project where delivery is the only scope work performed), and other contractors as determined by the Owner. Ineligible contractors shall be required to maintain their own insurance of the types and with the limits as set forth in the Article 12, at their own expense, and shall promptly furnish the Owner, or its designated representative, certificates of insurance giving evidence that all required insurance is in force.

12.2     IDENTIFICATION OF GENERAL CONTRACTOR AND SUBCONTRACTOR INSURANCE COSTS

         General Contractor shall identify all costs associated with the cost of insurance for all work, including but not limited to insurance premiums, expected losses within any retention or deductible program, overhead and profit, using Form 2 (Insurance Cost Identification Worksheet). By completing and submitting this insurance cost information, including supporting documents to the Insurance Administrator, contractor warrants that all cost for insurance as described in this paragraph have been correctly identified. Coverage and limit requirements are:

         (1)      WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE:

                  STATUTORY BENEFITS as provided by state statute; and EMPLOYER'S LIABILITY LIMITS:

                  (a)   $1,000,000 Bodily Injury each Accident
                  (b)   $1,000,000 Bodily Injury by Disease - Policy Limit
                  (c)   $1,000,000 Bodily Injury by Disease - Each Employee

         (2)      COMMERCIAL OR GENERAL LIABILITY INSURANCE:

                  (a) $2,000,000 Bodily Injury & Property Damage for Each Occurrence
                  (b)   $2,000,000 Products/Completed Operations Aggregate
                  (c)   $4,000,000 General Aggregate
                  (d)   $1,000,000 Personal & Advertising Injury
                  (e)      $50,000 Fire Damage
                  (f)       $5,000 Medical Expense

         Coverages should include but not limited to the following supplementary coverages:

                  (i) Contractual Liability to cover liability assumed under this agreement,
                  (ii)     Product and Completed Operations Liability Insurance,
                  (iii)    Broad Form Property Damage Liability Insurance,
                  (iv) Explosion, collapse and underground hazards (deletion of the X,C,U exclusions) if such exposure exist, and
                  (v)      Independent Contractors.
                  (vi) Such policy shall include all of the coverages which may be included in coverages A, B and C contained in the Commercial General Liability Policy, without deletion. Such policy must be issued upon an "occurrence" basis, as distinguished from a "claims made" basis.

         (3)      EXCESS (UMBRELLA) INSURANCE:

                  (a)      Limits of Liability:

                           i.       $10,000,000 Per Occurrence
                           ii.      $10,000,000 General Aggregate

                  (b)      Coverages and Terms:

                           i.       Occurrence Policies
                           ii.      Excess of General Liability
                           iii.     Excess of Employer's Liability
                           iv.      Excess of Completed Operations

12.3     SUBCONTRACTOR INSURANCE LIMITS

         General Contractor agrees to require its subcontractors to identify all costs associated with the cost of insurance for all subcontracted work, including but not limited to insurance premiums, expected losses within any retention or deductible program, overhead and profit, using the Owner Form 2 (Insurance Cost Identification Worksheet). By completing and submitting this insurance cost information, including supporting documents to the Owner, General Contractor and its subcontractor(s) agrees that the all cost for subcontractor insurance as described in this paragraph have been correctly identified. For the purpose of calculating subcontractor insurance deductions, the contractor shall cause the subcontractor to base its deduction on the following limits:

                  Workers' Compensation: Statutory Limits
                  Employer's Liability:
                  (a)   $500,000 Bodily Injury each Accident
                  (b)   $500,000 Bodily Injury by Disease - Policy Limit
                  (c)   $500,000 Bodily Injury by Disease - Each Employee

                  Commercial General Liability Insurance:
                  (d) $1,000,000 Bodily Injury & Property Damage for Each Occurrence
                  (e)    $1,000,000 Products/Completed Operations Aggregate
                  (f)    $1,000,000 General Aggregate
                  (g)    $1,000,000 Personal & Advertising Injury

         It is understood and agreed, insurance cost identified on Form 2, is an initial estimate only. The final insurance cost will be subject to review and audit of actual insurance policy(ies) rate information, actual payrolls and revenues for the initial award plus any additive amendments. The Owner contract award will be based on the total estimated cost of work including insurance costs. An initial deductive change order will be processed to transfer the insurance cost into the Project insurance program. During the term of contractor's contract, including extended periods thereof, the Owner shall have the right to recover all costs for insurance as described in paragraph 12.2 that are in addition to those initially identified by contractor in the initial deductive change order. The Owner shall have the right to recover these additional costs through deductive change orders.

         Contractors of every tier shall complete and submit Form 2 to the Insurance Administrator, and shall also provide a copy of the declaration page(s) and premium rate page(s) for each policy to the Insurance Administrator. Contractor shall provide all necessary information for the Owner to determine the accuracy of each contractor's cost of insurance as identified on Form 2.

12.4     CHANGE ORDER PRICING

         Contractor shall price, and shall require that all enrolled contractors price change order pricing equal to or greater than ten thousand dollars ($10,000) to include the cost to provide insurance as specified in Paragraph 12.3, and shall identify the amount of insurance contained in the change order proposal using Form 3. Contractor's price shall be adjusted by removing the cost of insurance as identified on Form 3. the Owner shall have the right to recover these additional costs through deductive change orders

12.5     CONTRACTOR'S RESPONSIBILITY FOR ITS SUBCONTRACTORS.

         The awarding contractor shall require each of its subcontractors to identify the cost for the coverage associated with the work performed for or on behalf of the awarding contractor as outlined in this agreement using the methods and documents described herein.

         The awarding contractor shall include all of the provisions of this agreement in every subcontract so that such provisions will be binding upon each of its subcontractors.

12.6     AUDIT AND RECOVERY OF "INSURANCE COST"

         For insurance purposes, the Contractors of every tier agree, and shall require all tiers of subcontractors to agree, to keep and maintain accurate and certified record of its payroll for operation at the Project site. Contractor further agrees, and will require all tiers of subcontractors to agree, to furnish to the Insurance Administrator, full and accurate payroll data and information in accordance with the requirements of the OCIP Project Insurance Manual, incorporated herein by this reference. All contractors shall permit the Owner or its representative to examine and/or audit its books and records. Contractor shall also provide any additional information to the Owner or its appointed representatives as may be required. During the term of the contractor's contract including extended periods thereof, the Owner shall have the right to adjust the contract price to reflect the cost of the Contractor's insurance costs had the Owner not implemented an OCIP.

12.7     OWNER -PROVIDED COVERAGES

         The Owner, at its sole expense, has implemented an Owner Controlled Insurance Program (OCIP) to furnish certain insurance coverages with respects to on-site activities. The OCIP will be for the benefit of the Owner and enrolled contractors of all tiers (unless specifically excluded) who have on-site employees. Such coverage applies only to work performed under this contract at the Project Site. Enrolled contractors must provide their own insurance for off-site activities.

         The OCIP policies are available for review by the contractor upon request to the Owner. The terms of such policies or programs, as such policies or programs may be from time to time amended, are incorporated herein by reference. The contractor hereby agrees to be bound by the terms of coverage as contained in such insurance policies and/or self-insurance programs.

         Through a combination of insured and self-insured insurance programs the Owner, at its sole expense, will provide and maintain in force the types of insurance listed in subparagraphs (1) through (4) below as a part of the OCIP for all approved contractors. Contractors enrolled in the OCIP agree that the insurance company policy limits of liability, coverage terms and conditions shall determine the scope of coverage provided by the OCIP. Contractors agree that the purpose of this section is to provide a general understanding of the coverage provided by the OCIP.

         (1) WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE will be provided in accordance with applicable State laws. Limits of Liability and coverages will be as follows:

                  (a)      Workers' Compensation - Applicable State Statutory
                           Benefits
                  (b)      Employer's Liability

                           (i)      $1,000,000 Bodily Injury each Accident
                           (ii)     $1,000,000 Bodily Injury by Disease -
                                    Policy Limit
                           (iii) $1,000,000 Bodily Injury by Disease - Each Employee

         (2) COMMERCIAL GENERAL LIABILITY INSURANCE will be provided on an "occurrence" form under a master liability policy with the following Limits of Liability, Coverages, and Terms:

                  (a)      Limit of Liability:

                           $2,000,000 Per any occurrence
                           $4,000,000 General Aggregate
                           $6,000,000 Completed Operations Aggregate

         (b)      Coverage and Terms:

                  i.       Occurrence Basis;
                  ii.      Products;
                  iii. Contractual Liability specifically designating the indemnity provision of this agreement as an insured contract;
                  iv.      Completed Operations (Five Year Term);
                  v.       Independent Contractor's Liability;
                  vi.      Personal Injury;
                  vii. Explosion, Collapse, and Underground (X, C, U) exclusion deleted; and
                  viii.    Designated Premises Only.

         (3) EXCESS LIABILITY INSURANCE will be provided under a master liability policy with Limits of Liability, Coverages, and Terms as follows:

                  (a)      Limits of Liability:

                           i.    $25,000,000   Any one occurrence and general
                                 aggregate annually; and
                           ii.   $25,000,000   Annual Aggregate Products and
                                 completed Operations.

                  (b)      Coverages and Terms:

                           i.    Excess of General Liability
                           ii.   Excess of Employer's Liability
                           iii.  Completed Operations (Five Year Term)

12.8     OCIP CERTIFICATES AND POLICIES

         The Owner provided insurance coverage outlined above shall be either written by insurance companies or shall be self-insured. The Owner, through the Insurance Administrator, shall provide all contractor(s) with appropriate certificates of insurance or self-insurance evidencing the coverage outlined above.

12.9     TERMINATION/MODIFICATION OF THE OCIP

         The Owner reserves the right to terminate or to modify the OCIP or any portion thereof. To exercise this right, the Owner shall provide thirty
         (30) days advance written notice of termination or material modification to all contractor(s) covered by the OCIP. The contractor shall promptly obtain appropriate replacement insurance coverage acceptable to the Owner. The reasonable cost of such replacement insurance will be reimbursed by the Owner. Written evidence of such insurance shall be provided to the Owner prior to the effective date of the termination or modification of the OCIP.

12.10    CONTRACTOR RESPONSIBILITIES

         The contractor is required to cooperate with the Owner and the Insurance Administrator, with regards to the administration and operation of the OCIP. The contractor's responsibilities shall include, but not be limited to:

         (1) Compliance with the Contractor Insurance Manual outlining the administrative procedures required of the contractors;

         (2) Provision of necessary contract, operations and insurance information;

         (3) Immediately notifying the Insurance Administrator of all contractors upon award on the Owner Form-1. Furnish all new subcontractors the Contractor Insurance Manual;

         (4) Maintenance and provision of monthly payroll records and other records as necessary for premium computation;

         (5) Cooperation with any insurance company or the Insurance Administrator with respect to requests for claims, payroll or other information required under the program;

         (6) Immediately notifying the Insurance Administrator that any contractor-Provided Coverages have been canceled, materially changed, or not been renewed; and,

         (7) Complete the following administrative forms within the time frames specified:

                  (a) Form 1 -- Upon execution of the (Subcontractor) contract;

                  (b) Form 2 -- Upon execution of a (Subcontractor) contract;

                  (c) Monthly Payroll Record -- Within 10 days after the last day of each month; and,

                  (d) Notice of Completion -- Upon completion of all work being performed under the contract.

12.11    ASSIGNMENT OF RETURN PREMIUMS

         The Owner will be responsible for the payment of all premiums associated solely with the OCIP and will be the sole recipient of any dividend(s) and/or return premium(s) generated by the OCIP. In consideration of the Owner provision of said coverages the contractor(s) agree to:

         (1) Identify all applicable insurance costs in their contract price, and cooperate with the Insurance Administrator in the confirmation of the contractor's insurance cost.

         (2) Irrevocably assign to and for the benefit of the Owner, all return premiums, premium refunds, premium discounts, dividends, retentions, credits, and any other monies due the Owner in connection with the insurance which herein agrees to provide.

12.12    CONTRACTOR-PROVIDED COVERAGES.

         For any work under this contract, and until completion and final acceptance of the work ALL INELIGIBLE CONTRACTORS/SUBCONTRACTORS AS DEFINED IN PARAGRAPH 12.1 of this document shall provide certificates of insurance giving evidence that the following coverages are in force. The Project site should be shown on the certificate and the Owner, Contractor and their directors; officers, representatives, agents and employees shall be endorsed as Additional Insureds, ATIMA (As Their Interest may appear) on the Commercial General Liability Policy and Automobile Policy.

         For any work under this contract, and until completion and final acceptance of the work, ALL ELIGIBLE SUBCONTRACTORS, at their own expense, shall promptly furnish to the Insurance Administrator, certificates of insurance giving evidence that the following coverages are in force:

         (1)      AUTOMOBILE LIABILITY INSURANCE:

         Contractor must provide the limits of liability:

                  Comprehensive Automobile Liability Insurance to cover all vehicles owned by, hired by or used on behalf of the contractor, with minimum combined single limit that shall not be less than $1,000,000 each accident.

                  Gaylord Entertainment Company and its directors; officers, representatives, agents and employees shall be added as Additional Insureds, ATIMA (As Their Interest may appear).

         (2) WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE (OFF-SITE ACTIVITIES):

         Statutory Limits with All States Endorsement and minimum Employer's Liability Limits will be provided as follows:

                  (a)  $500,000  Bodily Injury with Accident - Each Accident;
                  (b)  $500,000  Bodily Injury by Disease - Policy Limit
                  (c)  $500,000  Bodily Injury by Disease - Each Employee; and
                  (d) The policy will be endorsed to exclude the Gaylord Entertainment Company Project site.

         3)       COMMERCIAL GENERAL LIABILITY INSURANCE (OFF-SITE ACTIVITIES):

                  (a) $1,000,000 Bodily Injury & Property Damage for Each Occurrence
                  (b)      $1,000,000 Products/Completed Operations Aggregate
                  (c)      $2,000,000 General Aggregate
                  (d)      $1,000,000 Personal & Advertising Injury
                  (e)         $50,000 Fire Damage
                  (f)          $5,000 Medical Expense
                  (g)      Shall include the following:

                           i.     Occurrence Basis;
                           ii.    Premises operations;
                           iii.   Contractual Liability;
                           iv.    Products/Completed Operations;
                           v.     Broad Form Property Damage; and
                           vi.    Independent Contractors.
                           vii. Such policy shall include all of the coverages which may be included in coverages A, B and C contained in the Standard Texas Form Commercial General Liability Policy, without deletion. Such policy must be issued upon an "occurrence" basis, as distinguished from a "claims made" basis.

                  (h) The policy will be endorsed to exclude Gaylord Entertainment Company Project Site.

         (4)      EXCESS (UMBRELLA) INSURANCE (OFF-SITE ACTIVITIES):

                  (h)      Limits of Liability:

                           CONTRACT SUM               MINIMUM LIMIT REQUIRED
                                                      (PER OCCURRENCE/AGGREGATE)

                           Up to $2,499,999                   $1,000,000
                           $2,500,000 - $4,99,999             $2,000,000
                           $5,000,000 - $7,499,999            $3,000,000
                           $7,500,000 and over                $4,000,000

                  (i)      Coverages and Terms: Follow form of Primary Policies

                  If the contractor chooses to have such a policy endorsed to recognize the NEISD Project Site during the construction period, coverage should be Excess and/or DIC of the OCIP. This shall not reduce the cost identification requirement in paragraph 12.2.

         (5)      SUBCONTRACTOR INSURANCE LIMITS:

                  For the purpose of calculating subcontractor insurance deductions, the contractor shall cause the subcontractor to base its deduction on the following limits:


                  WORKERS' COMPENSATION (OFF-SITE): Statutory Limits EMPLOYER'S LIABILITY (OFF-SITE):
                  (a)      $100,000 Bodily Injury each Accident
                  (b)      $100,000 Bodily Injury by Disease - Policy Limit
                  (c)      $100,000 Bodily Injury by Disease - Each Employee

                  COMMERCIAL GENERAL LIABILITY INSURANCE (OFF-SITE):
                  (a)      $500,000 Bodily Injury & Property Damage for
                           Each Occurrence
                  (b)      $500,000 Products/Completed Operations Aggregate
                  (c)      $500,000 General Aggregate
                  (d)      $500,000 Personal & Advertising Injury

                  COMPREHENSIVE AUTOMOBILE LIABILITY INSURANCE (ON-SITE AND OFF-SITE):
                  (e)      $250,000 Per Person/Accident

         All insurance policies shall be provided by a company or companies with a rating of not less than B+ in the last available Best's Rating Guide. All such policies shall include clauses whereby each underwriter agrees to waive its rights of subrogation against the Owner. The Commercial General Liability, Automobile Liability and Umbrella Liability policies shall be endorsed to add the Owner and Contractor as an additional insured. The limits of liability shown for each type of insurance coverage to be provided by the Contractor pursuant hereto shall not be deemed to constitute a limitation of the Contractor's liability for claims hereunder or otherwise. Notwithstanding anything herein to the contrary, the Owner may to the fullest extent permitted by applicable law, accept alternate or different coverages for the insurance specified herein upon receipt from a licensed insurance agent or company acceptable to the Owner of a written evaluation of the proposed alternate coverage in form acceptable to the Owner confirming that such alternate coverage provides comparable or greater protection to the Owner as the coverage specified.

                  Should the contractor fail to purchase, or fail to continue in force until completion of the Work, insurance in the amounts indicated above, the Owner may purchase such insurance and the cost thereof shall be borne by the contractor, and may be deducted from any amounts owed by the Owner to the contractor.

12.13    CERTIFICATES OF INSURANCE.

         Certificates of Insurance acceptable to the Owner shall be filed with the Owner within ten (10) days after award of the contract to contractor and prior to commencement of the work. All required insurance shall be maintained without interruption from the date of commencement of the work under the subcontract until the date of the final payment. These certificates and the insurance policies required by this paragraph 12.12 shall contain a provision that coverages afforded under the policies will not be concealed, materially modified, or allowed to expire until at least thirty (30) days' prior written notice has been given to the Owner to be sent to the Insurance Administrator as described in the OCIP Project Insurance Manual. The provisions of this subparagraph shall apply to all policies of insurance required to be maintained by the contractor pursuant to the contract documents.

12.14    OTHER INSURANCE.

         Any type of insurance or any increase of limits of liability not described above which a contractor requires for its own protection or on account of any statute shall be its own responsibility and its own expense.

12.15    SUBCONTRACTOR PARTICIPATION.

         Upon execution of the subcontract, the contractor will immediately report all new subcontracts to the Insurance Administrator for enrollment in the OCIP. The contractor shall incorporate all the provisions of this agreement in any subcontractor agreement and shall cause its subcontractors to cooperate fully with the Owner, the Insurance Administrator and insurance companies for the Project, in the administration of the OCIP. The contractor agrees to cooperate in the safety and accident prevention program and claim handling procedures as established for the Project by the Owner. In accordance with this paragraph contractor shall not permit any contractor of any tier to enter the Project site prior to enrollment in the Owner's Owner Controlled Insurance Program (OCIP); failure to do so shall negate the afforded coverage(s).

12.16    WAIVER OF SUBROGATION.

         The contractor waives all rights of subrogation and recovery against the Owner, Insurance Administrator, and other contractor(s) of all tiers to the extent of any loss or damage, which is insured under the OCIP. Notwithstanding the foregoing and not by way of limitation of the same, contractor waives its rights of subrogation and recovery for damage to any property or equipment against the Owner, Insurance Administrator, other contractor(s) of all tiers. Each contractor shall require all contractor(s) to similarly waive their rights of subrogation and recovery in each of their respective construction contracts with respect to their work.

12.17    NO RELEASE.

         The carrying of the above-described insurance shall in no way be interpreted as relieving the contractor of any other responsibility or liability under this subcontract or any applicable law, statute, regulation or order

12.18    PROPERTY INSURANCE.

         12.18.1 The Owner shall purchase and maintain, property insurance in the amount of the initial Contract Sum as well as subsequent modifications thereto for the entire Work at the Project site on a replacement cost basis without voluntary deductibles. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Paragraph 10.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 12.3 to be covered, whichever is earlier. This insurance shall include interests of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Work.

         12.18.2 Property insurance shall be on an "all-risk" policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect's services and expenses required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

         12.18.3 This insurance policy has a deductible and the Contractor will be responsible for the first [Ten Thousand Dollars ($10,000.00)] of any loss against the policy caused by the Contractor or its Subcontractor of any tier. The Owner will cause its "All Risk" Builder's Risk and/or Property insurance carrier to waive insurer's right of subrogation in favor of Contractor.

         12.18.4 Unless otherwise provided in the Contract Documents, this property insurance shall cover portions of the Work stored off the Project site after written approval of the Owner at the value established in the approval, and also portions of the Work in transit may be covered if previously approved by Owner.

         12.18.5 The insurance required by this Paragraph is not intended to cover machinery, tools or equipment owned or rented by the Contractor which are utilized in the performance of the Work but not incorporated into the permanent improvements. The Contractor shall, at the Contractor's own expense, provide insurance coverage for owned or rented machinery, tools or equipment.

         12.18.6 BOILER AND MACHINERY INSURANCE. The Owner shall purchase and maintain boiler and machinery insurance required by the Contract Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner; this insurance shall include interests of the Owner, Program Manager, Contractor, Subcontractors and Sub-Subcontractors in the Work, and the Owner and Contractor shall be named insureds.

         12.18.7 LOSS OF USE INSURANCE. The Owner, shall purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused. The Owner waives all rights of action against the Contractor for loss of use of the Owner's property, including consequential losses due to fire or other hazards however caused.

         12.18.8 If the Contractor requests in writing that insurance for risks other than those described herein or for other special hazards be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be charged to the Contractor by appropriate Change Order.

         12.18.9 Before an exposure to loss may occur, the Owner shall file with the Contractor a Certificate of Insurance that includes insurance coverage's required by this Paragraph. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Contractor.

         12.18.10 WAIVERS OF SUBROGATION. The Owner and Contractor waive all rights against each other and against the Program Manager, Architect, Owner's Other Contractors and agents, employees and Contractors described in
Article 7, if any, and the Subcontractors, Sub-subcontractors, consultants, agents and employees of any of them, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Paragraph or other property insurance applicable to the Work, except such rights as the Owner and Contractor may have to the proceeds of such insurance held by the Owner as fiduciary. The Owner or Contractor, as appropriate, shall require of the Program Manager, Program Manager's consultants, Architect, Architect's consultants, Owner's separate Contractors described in Article 7, if any, and the Subcontractors, Sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

         12.18.11 A loss insured under Owner's property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Subparagraph 12.3.9. The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

         12.18.12 The Owner as fiduciary shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing within five days after occurrence of loss to the Owner's exercise of this power; if such objection be made, arbitrators shall be chosen as provided in Paragraph 5.6. The Owner as fiduciary shall, in that case make settlement with insurers in accordance with directions of such arbitrators. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

12.19    BONDS.

         12.19.1 The Owner has the option to request the Contractor furnish a performance and payment bond for the Project or initiate a Subguard Insurance Program. The Subguard Program is a Contractor/sub-contractor/vendor default insurance program and will lessen the requirement to furnish performance and payment bonds for the Project. It is the Owner's desire to enroll the Contractor, its Subcontractors and Vendors in this program. At the Owners sole discretion, the Owner may request that certain contractors provide a Payment & Performance Bond in lieu of enrollment in the Subguard program if any entity cannot fulfill the pre-qualification criteria. The Owner will adjust the GMP, add or deduct, if the Bond is requested.

         12.19.2 The Contractor must notify the Program Manger and Owner monthly of subcontractors and suppliers which are in default, or who may be declared in default in the near future based on current performance deficiencies. The Contractor will provide the following information related to each such subcontractor or supplier: Name, Scope of Work, Contract Value, Nature of Default, Percentage of Completion, Estimated Cost to Complete if Defaulted and Amount of Unpaid Contract Value. Contractor shall also specify any potential deficiencies in the Subcontractors and suppliers work which will require correction or replacement.

         12.19.3 In the event of a subcontractor or supplier default, Contractor agrees to assist the Owner in mitigating the loss to the fullest extent possible. This includes, but is not limited to: (1) adequate supervision and work review, (2) proper documentation of performance, payment and schedule issues, (3) adherence to contract remedies in order to protect rights of recovery from defaulting party and avoid counterclaim for wrongful termination,
(4) manage the balance of the work in order to minimize the loss associated with the defaulting subcontract or supplier, and (5) to assist the Owner in selecting the most cost efficient alternative to complete the affected work.

         12.19.4 Subcontractors and suppliers (with expected contract values in excess of $50,000.00 ) must be pre-qualified by the Contractor based upon the criteria established by the Contractor and approved by the Program Manager and Owner (Exhibit ___ to the Contract). In the event a subcontractor or supplier the Contractor selects to use does not meet this criteria, the Contractor may submit to the Program Manager and Owner in writing a variation report which outlines why this particular entity should be accepted only if the Program Manager and Owner concur the subcontractor or supplier will be considered to be qualified. If the Contractor selects a subcontractor or supplier that does not meet the criteria and do not notify the Program Manager and Owner or get approval, the Contractor will bear the costs and the risk of loss.

         12.19.5 If the Contractor incurs a loss as a result of subcontractor or supplier default, the Contractor must complete the Claim of Loss form (Exhibit ___). Once the Program Manager and Owner have reviewed and verified the loss, the Owner will reimburse the Contractor for the amount of the loss.

         12.19.6 If the Contractor receives notification that second tier subcontractors or suppliers are not being paid, or that a lien has been recorded, the Contractor shall have the responsible subcontractor or supplier remedy this default immediately. If such subcontractor or supplier is unable or unwilling to do so, the Contractor must notify the Program Manager and Owner in writing. The Owner require the Contractor to provide a release of Lien bond from the Contractors surety, or the Owner, at its option, provide one under the Owner Controlled Insurance Program.

         12.19.7 The Owner will share a portion of the savings from the Owner Controlled Subcontractor Default Insurance Program with the Contractor based on actual loss experienced, as outlined in paragraph 2.3.5.2. The savings will be based on the difference between the cost of subcontractor and supplier bonds and the Subguard Program costs (risk transfer premium plus incurred and accrued losses). The savings will be shared on an agreed upon pay-out schedule between Owner and Contractor with some of the funds held through the warranty period. The Program Manager, Owner and Contractor will agree on an estimated bond cost after all subcontracts have been issued. ARTICLE 13 UNCOVERING AND CORRECTION OF WORK

13.1     UNCOVERING OF WORK.

         13.1.1 If a portion of the Work is covered contrary to the Program Manager's or Architect's request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by either, be uncovered for their observation and be replaced at the Contractor's expense without change in the Contract Time.

         13.1.2 If a portion of the Work has been covered which the Program Manager or Architect has not specifically requested to observe prior to its being covered, the Program Manager or Architect may request to see such Work and it shall be uncovered by the Contractor. If such Work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be charged to the Owner. If such Work is not in accordance with the Contract Documents, the Contractor shall pay such costs unless the condition was caused by the Owner or one of the Other Contractors in which event the Owner shall be responsible for payment of such costs.

13.2     CORRECTION OF WORK.

         13.2.1 The Contractor shall promptly correct Work rejected by the Program Manager or Architect or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Contractor shall bear costs of correcting such rejected Work, including additional testing and inspections and compensation for the Program Manager's and Architect's services and expenses made necessary thereby.

         13.2.2 If, within one year after the date of Substantial Completion of the Work or designated portion thereof, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. This period of one year shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work. This obligation under this Subparagraph 13.2.2 shall survive acceptance of the Work under the Contract and termination of the Contract. The Owner shall give such notice promptly after discovery of the condition. The Owner and Contractor agree to attend at the Project site, eleven months after Substantial Completion, and a one-year walkthrough to determine any warranty deficiencies to be remedied within 30 days by Contractor.

         13.2.3 The Contractor shall remove from the Project site portions of the Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.

         13.2.4 If the Contractor fails to commence correction of nonconforming Work within 10 days time, the Owner may correct it in accordance with Paragraph 3.3. If the Contractor does not proceed with correction of such nonconforming Work within a reasonable time fixed by written notice from the Architect issued through the Program Manager, the Owner may remove it and store the salvable materials or equipment at the Contractor's expense. If the Contractor does not pay costs of such removal and storage within ten days after written notice, the Owner may upon ten additional days' written notice sell such materials and equipment at auction or at private sale and shall account for the proceeds thereof, after deducting costs and damages that should have been borne by the Contractor, including compensation for the Program Manager's and Architect's services and expenses made necessary thereby. If such proceeds of sale do not cover costs which the Contractor should have borne, the Contract Sum shall be reduced by the deficiency. If payments then or thereafter due the Contractor are not sufficient to cover such amount, the Contractor shall pay the difference to the Owner.

         13.2.5 The Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or Other Contractors caused by the Contractor's correction or removal of Work which is not in accordance with the requirements of the Contract Documents.

         13.2.6 Nothing contained in this Paragraph 13.2 shall be construed to establish a period of limitation with respect to other obligations which the Contractor might have under the Contract Documents. Establishment of the time period of one year as described in Subparagraph 13.2.2 relates only to the specific obligation of the Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor's liability with respect to the Contractor's obligations other than specifically to correct the Work.

13.3 ACCEPTANCE OF NONCONFORMING WORK. If the Owner prefers to accept Work which is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

                                   ARTICLE 14
                            TERMINATION OR SUSPENSION
                                 OF THE CONTRACT

14.1 TERMINATION BY THE CONTRACTOR. The Contractor may terminate the Contract if the Work is stopped for a period of thirty (30) consecutive days through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons performing portions of the Work under contract with the Contractor, for any of the following reasons:

         14.1.1 issuance of an order of a court or other public authority having jurisdiction;

         14.1.2 because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents; or

         14.1.3 the Owner has failed to furnish to the Contractor promptly, upon the Contractor's written request, the information required by Subparagraph #3.1.1.

If one of the above reasons exists, the Contractor may, upon fourteen (14) additional days' written notice to the Owner, Program Manager and Architect, terminate the Contract and recover from the Owner payment for Work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery.

14.2     TERMINATION BY THE OWNER FOR CAUSE.

         14.2.1   The Owner may terminate the Contract if the Contractor:

                  14.2.1.1 repeatedly refuses or fails to supply enough properly skilled workers or proper materials;

                  14.2.1.2 fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;

                  14.2.1.3 repeatedly disregards laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction; or

                  14.2.1.4 otherwise is guilty of substantial breach of a provision of the Contract Documents.

         14.2.2 When any of the above reasons exist, the Owner, after consultation with the Program Manager and the Architect that sufficient cause exists to justify such action, may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor's surety, if any, seven (7) days' written notice, terminate employment of the Contractor and may, subject to any prior rights of the surety:

                  14.2.2.1 take possession of the Project site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;

                  14.2.2.2 accept assignment of subcontracts pursuant to Paragraph 6.4; and finish the Work by whatever reasonable method the Owner may deem expedient.

                  14.2.2.3 if the personnel, as listed in paragraph 4.2.3, are removed from the Project without prior written notification to the Owner.

         14.2.3 When the Owner terminates the Contract for one of the reasons stated in Subparagraph 14.2.1, the Contractor shall not be entitled to receive further payment.

         14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work, including compensation for the Program Manager's and Architect's services and expenses made necessary thereby, such excess shall be paid to the Contractor. If such costs exceed the unpaid balance, the Contractor shall pay the difference to the Owner. The amount to be paid to the Contractor or Owner, as the case may be, shall, upon application, be certified by the Architect after consultation with the Program Manager, and this obligation for payment shall survive termination of the Contract.

14.3     SUSPENSION BY THE OWNER FOR CONVENIENCE.

         14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

         14.3.2 An adjustment shall be made for increases in the cost of performance of the Contract, on the increased cost of performance, caused by suspension, delay or interruption. No adjustment shall be made to the extent that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible, or that an equitable adjustment is made or denied under another provision of this Contract.

         14.3.3 Adjustments made in the cost of performance may have a mutually agreed fixed cost for time impacted general conditions.

                                   ARTICLE 15
                            MISCELLANEOUS PROVISIONS

15.1 GOVERNING LAW. This Agreement shall be governed by the law of the State of Florida, County of Osceola without reference to principles of conflicts of laws.

15.2 SUCCESSORS AND ASSIGNS. The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

15.3 WRITTEN NOTICE. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person, or when sent by certified mail, postage prepaid, return receipt requested, by overnight courier service, or by facsimile to the address and/or telecopy number as follows, unless such address or number is changed by written notice hereunder.

         If to Owner:          Pete Cesari
                               -------------------------------------------------
                               Vice President Design & Construction
                               -------------------------------------------------
                               One Gaylord Drive, Nashville, TN  27214
                               -------------------------------------------------
                               Telephone: (615) 316-6864
                                          --------------------------------------
                               Telecopy:  (615) 316-6898
                                          --------------------------------------




         If to Contractor:     Sam Sabin
                               -------------------------------------------------
                               151 Southhall Lane, Suite 210, Maitland, FL 32751
                               -------------------------------------------------
                               Telephone: (407) 834-2300
                                          --------------------------------------
                               Telecopy:  (407) 407-831-8299
                                          --------------------------------------

15.4 REPRESENTATIVES. Initially, for purposes of this Agreement, the Owner's representative shall be Pete Cesari, and the Contractor's representative shall be Sam Sabin. Either party may change the identity of its representative by notice provided as set forth in Section 16. 3.

15.5     TESTS AND INSPECTIONS.

         15.5.1 Tests, inspections and approvals of portions of the Work required by the Contract Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Contractor shall give the Program Manager and Architect 48 hours notice of when and where tests and inspections are to be made so the Program Manager and Architect may observe such procedures. The Owner shall bear costs of tests, inspections or approvals which do not become requirements until after bids are received or negotiations concluded.

         15.5.2 If the Program Manager, Architect, Owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Subparagraph 15.5.1, the Program Manager and Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give 48 hours notice to the Program Manager and Architect of when and where tests and inspections are to be made so the Program Manager and Architect may observe such procedures. The Owner shall bear such costs except as provided in Subparagraph 15.5.3.

         15.5.3 If such procedures for testing, inspection or approval under Subparagraphs 15.5.1 and 15.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, the Contractor shall bear all costs made necessary by such failure including those of repeated procedures and compensation for the Program Manager's and Architect's services and expenses.

         15.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Program Manager for transmittal to the Architect.

         15.5.5 If the Program Manager or Architect is to observe tests, inspections or approvals required by the Contract Documents, the Program Manager or Architect will do so promptly and, where practicable, at the normal place of testing.

         15.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Work.

15.6 NON-WAIVER. The Owner shall have the right at all times to enforce the provisions of the Contract Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of the Owner in refraining from so doing at any time or times. The failure of the Owner at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Contract Documents or as having in any way or manner modified or waived the same. All rights and remedies of the Owner are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

15.7 SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

15.8 COUNTERPARTS. This Agreement may be executed by the parties independently in any number of counterparts, all of which together shall constitute but one and the same instrument which is valid and effective as if all parties had executed the same counterpart.

15.9 OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER DOCUMENTS. The Drawings, Specifications and other documents prepared used in connection with the Work shall be the property of the Owner, and the Owner shall and will retain all common law, statutory and other reserved rights, in addition to the copyright. The Contractor may retain one contract record set. Neither the Contractor nor any Subcontractor or material or equipment supplier shall own or claim a copyright in the Drawings, Specifications and other such documents. All copies of them, except the Contractor's record set, shall be returned or suitably accounted for to the Owner, on request, upon completion of the Work. The Drawings, Specifications and other such documents, and copies thereof furnished to the Contractor, are for use solely with respect to this Project. They are not to be used by the Contractor or any Subcontractor or material or equipment supplier on other Projects or for additions to this Project outside the scope of the Work without the specific written consent of the Owner. The Contractor, Subcontractors and material or equipment suppliers are granted a limited license to use and reproduce applicable portions of the Drawings, Specifications and other such documents appropriate to and for use in the execution of their Work under the Contract Documents. All copies made under this license shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other such documents. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the copyright or other reserved rights.

IN WITNESS WHEREOF, the Owner and Contractor have executed this Agreement as of the date first written above.


Owner:                                               Contractor:


- -----------------------------                        ---------------------------



By: /s/ David B. Jones                               By: /s/ Sam Sabin
    ----------------------------------------------   ---------------------------

Title: President & CEO, Opryland Hospitality Group   Title:  Project Executive
       -------------------------------------------         ---------------------


         The undersigned hereby acknowledge the terms and conditions of the foregoing Agreement, and specifically agree to perform their respective responsibilities and duties described in such Agreement.


Program Manager:                                     Architect:


- --------------------------------------               ---------------------------



By:                                                  By:
   -----------------------------------                  ------------------------

Title:                                               Title:
      --------------------------------                     ---------------------

                                    EXHIBITS

         D     Schedule and Narrative

         E     Organization Chart

         G     OCIP Manual

         H     Subguard Outline Spec

         I     Waivers of Lien

         A     Document Listing

         B     OHG Turnover Schedule

         C     OHG Project Responsibilities

         F     Pre-Qualification Process